                                                                EXHIBIT 4(b)

 ==========================================================================


                                CREDIT AGREEMENT

                                  DATED AS OF

                               DECEMBER 18, 1995

                                     AMONG

                             THE ALLEN GROUP INC.,

                           MARTA TECHNOLOGIES, INC.,


                            THE BANKS PARTY HERETO,

                                      AND

                               BANK OF MONTREAL,
                                    AS AGENT

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
                              TABLE OF CONTENTS
            (THIS TABLE OF CONTENTS IS NOT PART OF THE AGREEMENT)

                                                                                                     Page
SECTION 1.     THE REVOLVING CREDIT FACILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      Section 1.1.            Borrowings under the Revolving Credit . . . . . . . . . . . . . . . . .  1
      Section 1.2.            Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      Section 1.3.            Applicable Interest Rates . . . . . . . . . . . . . . . . . . . . . . .  5
      Section 1.4.            Minimum Borrowing Amounts . . . . . . . . . . . . . . . . . . . . . . .  8
      Section 1.5.            Manner of Borrowing . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      Section 1.6.            Interest Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
      Section 1.7.            Maturity of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
      Section 1.8.            Optional Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . 10
      Section 1.9.            Default Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
      Section 1.10.           The Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      Section 1.11.           Funding Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      Section 1.12.           Optional Commitment Terminations  . . . . . . . . . . . . . . . . . . . 12
SECTION 2.     FEES AND EXTENSIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      Section 2.1.            Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      Section 2.2.            Extension of Termination Date.  . . . . . . . . . . . . . . . . . . . . 13
SECTION 3.     PLACE AND APPLICATION OF PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      Section 3.1.            Place and Application of Payments . . . . . . . . . . . . . . . . . . . 14
SECTION 4.     DEFINITIONS; INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      Section 4.1.            Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      Section 4.2.            Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
SECTION 5.     REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      Section 5.1.            Corporate Organization and Authority  . . . . . . . . . . . . . . . . . 26
      Section 5.2.            Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
      Section 5.3.            Corporate Authority and Validity of Obligations . . . . . . . . . . . . 27
      Section 5.4.            Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . 27
      Section 5.5.            No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . 28
      Section 5.6.            No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
      Section 5.7.            Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
      Section 5.8.            Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
      Section 5.9.            ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
      Section 5.10.           Not an Investment Company . . . . . . . . . . . . . . . . . . . . . . . 28





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

      Section 5.11.           Margin Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
      Section 5.12.           Compliance with Environmental Laws  . . . . . . . . . . . . . . . . . . . 29
      Section 5.13.           Ownership of Property; Liens  . . . . . . . . . . . . . . . . . . . . . . 29
      Section 5.14.           No Burdensome Restrictions  . . . . . . . . . . . . . . . . . . . . . . . 30
      Section 5.15.           Long Term Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
SECTION 6.     CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
      Section 6.1.            Initial Credit Event  . . . . . . . . . . . . . . . . . . . . . . . . . . 30
      Section 6.2.            All Credit Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
SECTION 7.     COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      Section 7.1.            Corporate Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
      Section 7.2.            Maintenance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
      Section 7.3.            Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
      Section 7.4.            ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
      Section 7.5.            Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
      Section 7.6.            Financial Reports and Other Information . . . . . . . . . . . . . . . . . 33
      Section 7.7.            Change of Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      Section 7.8.            Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      Section 7.9.            Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      Section 7.10.           Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      Section 7.11.           Regulation U  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      Section 7.12.           Notice of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      Section 7.13.           Mergers, Consolidations and Sales of Assets . . . . . . . . . . . . . . . 37
      Section 7.14.           Use of Property and Facilities  . . . . . . . . . . . . . . . . . . . . . 38
      Section 7.15.           Fixed Charge Coverage Ratio . . . . . . . . . . . . . . . . . . . . . . . 39
      Section 7.16.           Consolidated Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . 39
      Section 7.17.           Adjusted Consolidated Net Worth.  . . . . . . . . . . . . . . . . . . . . 39
      Section 7.18.           Funded Debt to Cash Flow Ratios . . . . . . . . . . . . . . . . . . . . . 39
      Section 7.19.           Restricted Investments and Contingent Obligations . . . . . . . . . . . . 39
      Section 7.20.           Investments in MARTA. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      Section 7.21.           Subsidiary Debt.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
SECTION 8.     EVENTS OF DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      Section 8.1.            Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      Section 8.2.            Non-Bankruptcy Defaults . . . . . . . . . . . . . . . . . . . . . . . . . 42
      Section 8.3.            Bankruptcy Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
      Section 8.4.            Collateral for Undrawn Letters of Credit  . . . . . . . . . . . . . . . . 43
      Section 8.5.            Bond Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . . . . 44
      Section 8.6.            Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      Section 8.7.            Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
SECTION 9.     CHANGE IN CIRCUMSTANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      Section 9.1.            Change of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

      Section 9.2.            Unavailability of Deposits or
                              Inability to Ascertain, or Inadequacy of, LIBOR . . . . . . . . . . . . . . . . . . . . . 45
      Section 9.3.            Increased Cost and Reduced Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      Section 9.4.            Lending Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      Section 9.5.            Discretion of Bank as to Manner of Funding  . . . . . . . . . . . . . . . . . . . . . . . 47
SECTION 10.    THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
      Section 10.1.           Appointment and Authorization of Agent  . . . . . . . . . . . . . . . . . . . . . . . . . 48
      Section 10.2.           Agent and Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
      Section 10.3.           Action by Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
      Section 10.4.           Consultation with Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
      Section 10.5.           Liability of Agent and Issuing Bank; Credit Decision  . . . . . . . . . . . . . . . . . . 48
      Section 10.6.           Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
      Section 10.7.           Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
      Section 10.8.           Resignation of Agent and Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . 49
SECTION 11.    ALLEN GROUP GUARANTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
      Section 11.1.           The Guarantee.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
      Section 11.2.           Guarantee Unconditional.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
      Section 11.3.           Discharge Only Upon Payment in Full . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
      Section 11.4.           Waivers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
      Section 11.5.           Stay of Acceleration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
      Section 11.6.           Removal of MARTA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
SECTION 12.    MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
      Section 12.1.           Withholding Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
      Section 12.2.           No Waiver of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
      Section 12.3.           Non-Business Day  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
      Section 12.4.           Documentary Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
      Section 12.5.           Survival of Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
      Section 12.6.           Survival of Indemnities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
      Section 12.7.           Sharing of Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
      Section 12.8.           Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
      Section 12.9.           Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
      Section 12.10.          Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
      Section 12.11.          Participants and Note Assignees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
      Section 12.12.          Assignment of Commitments by Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
      Section 12.13.          Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
      Section 12.14.          Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
      Section 12.15.          Legal Fees and Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
      Section 12.16.          Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
      Section 12.17.          Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
      Section 12.18.          Termination of 1994 Credit Agreement and MARTA Loan Facilities  . . . . . . . . . . . . . 58

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
      Section 12.19.          Nature of Borrower Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
Signature Pages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59

EXHIBITS
Exhibit A -               Form of Notice of Payment Request
Exhibit B -               Form of Note
Exhibit C -               Form of Opinion of Counsel to Borrower
Exhibit D -               Form of Compliance Certificate
Schedule 1.2(c) -         Schedule of Bond Letters of Credit
Schedule 5.2 -            Schedule of Subsidiaries
Schedule 5.7 -            Schedule of Taxes
Schedule 5.12 -           Schedule of Environmental Notices
Schedule 5.15 -           Schedule of Outstanding Long Term Debt
Schedule 7.9 -            Schedule of Outstanding Liens
Schedule 7.19 -           Schedule of Restricted Investments
Appendix I -              Form of Standby Letter of Credit Application
Appendix II -             Form of Commercial Letter of Credit Application





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
                                CREDIT AGREEMENT

To each of the Banks signatory hereto

Ladies and Gentlemen:

         The undersigned, The Allen Group Inc., a Delaware corporation ("Allen Group") and MARTA Technologies, Inc., a Delaware corporation ("MARTA") (collectively Allen Group and MARTA are hereinafter sometimes referred to as the "Borrowers" and individually each is sometimes referred to as a "Borrower") apply to you for your several commitments, subject to all the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to make available a revolving credit providing for loans and letters of credit as described herein. Each of you and your assigns pursuant to Section 12.12 is hereinafter referred to as a "Bank" and Bank of Montreal, in its capacity as agent for the Banks and any successor pursuant to
Section 10.8, is referred to as the "Agent". Bank of America Illinois is the "Co-Agent" hereunder.

SECTION 1.             THE REVOLVING CREDIT FACILITY.

           Section 1.1. Borrowings under the Revolving Credit. Subject to the terms and conditions hereof, each Bank, by its acceptance hereof, severally agrees to make a loan or loans (individually a "Loan" and collectively "Loans") from time to time on a revolving basis to (i) Allen Group in the amount of its revolving commitment to Allen Group (the "Allen Group Revolving Commitment") and (ii) to MARTA in the amount of its revolving commitment to MARTA (the "MARTA Revolving Commitment"), in each case as set forth on the applicable signature page hereof or pursuant to Section 12.12, subject to any reductions thereof pursuant to the terms hereof, prior to the Termination Date. The Allen Group Revolving Commitment and the MARTA Revolving Commitment each is hereinafter sometimes referred to individually as a "Commitment" to such Borrower and collectively with each other Bank's as the "Commitments" to such Borrower. Each Borrowing of Loans by a Borrower shall be made ratably from the Banks in proportion to their respective Commitments to such Borrower (for each Bank its "Percentage"). Each Bank's Percentage of the Allen Group Revolving Commitment shall at all times be the same as its Percentage of the MARTA Revolving Commitment. A Borrower may elect that each Borrowing by it be made available by means of either Domestic Rate Loans or Eurodollar Loans, which Loans may be repaid and the principal amount thereof reborrowed prior to the Termination Date, subject to all the terms and conditions hereof.

           Section 1.2. Letters of Credit. (a) Revolving Credit. Subject to all of the terms and conditions hereof, Allen Group may avail itself of the Allen Group Revolving Commitments through letters of credit (the "Revolver Letters of Credit") issued by Bank of America Illinois (in such capacity as issuer of Revolver Letters of Credit, the "Revolver Issuer") for Allen Group's account, provided that the aggregate outstanding undrawn face amount of Revolver Letters of Credit shall not at any time exceed $20,000,000. Each Revolver Letter of Credit shall be issued by the Revolver Issuer, but each Bank shall be obligated to reimburse the Revolver Issuer for its Percentage of the amount of each draft drawn thereunder and, accordingly, the face amount of each Revolver Letter of Credit shall be deemed to utilize the Allen Group Revolver Commitments of all Banks pro rata based on each Bank's Percentage. No Revolver Letter of Credit shall have an expiration date after the Termination Date (and no time draft eligible to be presented for acceptance, or other payment undertaking eligible to be incurred, under a Revolver Letter of Credit may have a maturity date later than the Termination Date). In the event the Revolver Issuer issues a Revolver Letter of Credit with an expiration date that automatically extends unless the Revolver Issuer gives notice that the expiration date will not so extend beyond such Revolver Letter of Credit's then scheduled expiration date, the Revolver Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date (i) the expiration date of such Revolver Letter of Credit if so extended would be after the Termination Date, (ii) the Commitments have been terminated, or (iii) an Event of Default exists and the Required Banks have given the Revolver Issuer instructions not to so permit the extension of the expiration date of such Revolver Letter of Credit. At least thirty (30) days before the date on which the Revolver Issuer is required to give notice of the non-renewal of such a Revolver Letter of Credit in order to prevent its automatic extension, the Revolver Issuer shall give notice to the Agent of such circumstance and the Agent shall promptly notify each Bank thereof.

          (b) Applications for Revolver Letters of Credit. At any time before the Termination Date, the Revolver Issuer agrees that at Allen Group's request it shall issue one or more Revolver Letters of Credit, in a form satisfactory to the Revolver Issuer, with expiration dates no later than the Termination Date, in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Revolver Letter of Credit in the form customarily prescribed by the Revolver Issuer for a letter of credit of the type, whether standby or commercial, requested (each an "Application"). The current forms of the Revolver Issuer's Applications are attached as Appendices I and II hereto. The Revolver Issuer shall provide Allen Group and the other Banks with copies of any new forms of Applications that may, from time to time, be adopted by the Revolver Issuer.
Notwithstanding anything contained in any Application to the contrary (i) Allen Group shall pay fees in connection with each Revolver Letter of Credit as set forth in Section 2.1(b) hereof, (ii) prior to the occurrence of an Event of Default, neither the Revolver Issuer nor the Agent will call for the funding by Allen Group of any amount under a Revolver Letter of Credit, or any other collateral security for obligations of Allen Group under an Application, prior to being presented with a drawing thereunder, (iii) upon the termination of the Commitments to Allen Group, the full amount then available for drawing under all outstanding Revolver Letters of Credit shall be immediately due and payable in the manner described in Section 8.4 hereof, and (iv) in the event the Revolver Issuer is not timely reimbursed for the amount of any drawing under a Revolver Letter of Credit on the date such drawing is paid, Allen Group's obligation to reimburse the Revolver Issuer for the amount of such drawing shall bear interest (which Allen Group hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the rate set forth in Section 1.9(a) hereof. The Revolver Issuer also agrees to issue amendments to its Revolver Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at Allen Group's request subject to the conditions of
Section 6 and the other terms of this

Section 1.2. Before issuing, or increasing the amount of, any Revolver Letter of Credit under this Section 1.2 the Revolver Issuer shall notify the Agent of the proposed amount of the Revolver Letter of Credit, or of the proposed increase thereof, and the Agent shall determine and notify the Revolver Issuer whether such amount would exceed any restriction on the aggregate face amount of Revolver Letters of Credit set forth in Section 6.2(d) or (e) hereof.

          (c) Bond Letters of Credit. Dresdner Bank AG, New York Branch (in such capacity, the "Bond Letter of Credit Issuer") has issued and has outstanding three (3) separate letters of credit (the "Bond Letters of Credit" and each individually a "Bond Letter of Credit") in the aggregate face amount of $12,355,069 to support payments on certain industrial revenue bonds, as more fully identified on Schedule 1.2(c) hereto. Each Bank agrees to participate in such outstanding Bond Letters of Credit in accordance with its Percentage on the terms applicable to participations in Revolver Letters of Credit hereunder. Except to the extent inconsistent with the terms hereof (in which case the inconsistent terms herein shall govern), the provisions of the three (3) Reimbursement Agreements applicable to such Letters of Credit, as identified on
Schedule 1.2(c) hereto, shall continue to govern such Bond Letters of Credit. Notwithstanding anything to the contrary in any Reimbursement Agreement, the fees payable in connection with each Bond Letter of Credit to be shared with the Banks shall accrue from the date hereof at the rate provided in Section 2.1(b) hereof. "Bond Letters of Credit" and "Revolver Letters of Credit" are collectively hereinafter sometimes referred to as "Letters of Credit" and each is hereinafter sometimes referred to as a "Letter of Credit".

          (d) Allen Group's Reimbursement Obligations. Subject to Section 1.2(b) and (c) hereof, the obligation of Allen Group to reimburse the Revolver Issuer or Bond Letter of Credit Issuer (each an "Issuing Bank"), as applicable, for all drawings under a Letter of Credit it has issued (a "Reimbursement Obligation") shall be governed by the Application or Reimbursement Agreement, as applicable, for such Letter of Credit except that reimbursement of drawings under the Revolver Letters of Credit shall be made to the Agent, not the Revolver Issuer, by no later than 12:00 Noon (Chicago time) on the date when such drawing is paid in immediately available funds at the Agent's principal office in Chicago, Illinois, and the Agent shall promptly thereafter remit such payment in like funds as received to the Revolver Issuer. If Allen Group does not make any such reimbursement payment on the date due and the Participating Banks fund their participations therein in the manner set forth in Section 1.2(e) below, then all payments thereafter received by the Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed ratably to each Bank hereunder in accordance with its Percentage. The Bond Letter of Credit Issuer will notify the Agent no later than the Business Day after the due date of any Reimbursement Obligation if it has not received payment of such Reimbursement Obligation and promptly after it becomes aware of any other "default" or "event of default" under a Reimbursement Agreement. The Agent shall promptly forward to each Bank any such notice it receives from the Bond Letter of Credit Issuer.

         Allen Group's reimbursement obligations under this Section 1.2(d) and each Application and Reimbursement Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Applications, and the Reimbursement Agreements, under all circumstances whatsoever, including without limitation the following circumstances:

                  (i)     any lack of validity or enforceability of any L/C
         Document;

                 (ii) the existence of any claim, set-off, defense or other right that Allen Group may have at any time against a beneficiary of a Letter of Credit (or any Person for whom such a beneficiary may be acting), the Agent, the Issuing Bank, any other Bank or any other Person, whether in connection with this Agreement, another L/C Document or any unrelated transaction;

                (iii) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                 (iv) payment by the Issuing Bank under a Letter of Credit against presentation to the Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit, provided that the Issuing Bank's determination that documents presented under the Letter of Credit comply with the terms thereof shall not have constituted gross negligence or willful misconduct of the Issuing Bank; or

                  (v) any other act or omission to act or delay of any kind by the Agent, the Issuing Bank, any other Bank or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.2(d), constitute a legal or equitable discharge of Allen Group's obligations hereunder.

         (e) The Participating Interests. Each Bank (other than the relevant Issuing Bank), by its acceptance hereof, severally agrees to purchase from each Issuing Bank, and each Issuing Bank hereby agrees to sell to each such Bank (a "Participating Bank"), an undivided percentage participating interest, to the extent of its Percentage, in each Letter of Credit issued by, and Reimbursement Obligation owed to, such Issuing Bank. Upon any failure by Allen Group to pay any Reimbursement Obligation at the time required on the date the related drawing is paid, as set forth in Section 1.2(d) above, or in the event the Issuing Bank is required at any time to return to Allen Group or to a trustee, receiver, liquidator, custodian or other similar official any portion of any payment by Allen Group of any Reimbursement Obligation, each Participating Bank shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the Issuing Bank (given directly or through the Agent) to such effect, if such certificate is received before 1:00 P.M. (Chicago time), or not later than the following Business Day, if such certificate is received after such time, pay to the Agent for the account of the Issuing Bank an amount equal to its Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the Issuing Bank to the date of such payment by such Participating Bank at a rate per annum equal to
(i) from the date the related payment was made by the Issuing Bank to the date two (2) Business Days after payment by such Participating Bank is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after such payment is due from such Participating Bank to the date such payment is made by such Participating Bank, the Domestic Rate in effect for each such day. Each such Participating Bank shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the Issuing Bank retaining its Percentage.

         The several obligations of the Participating Banks to each Issuing Bank under this Section 1.2 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever (except, without limiting Allen Group's unconditional obligation under Section 1.2(d) to pay all Reimbursement Obligations, to the extent the gross negligence or willful misconduct of the relevant Issuing Bank relieves Allen Group of its obligation to pay a Reimbursement Obligation) and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Bank may have or have had against the Borrower, the Issuing Bank, any other Bank or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Bank and each payment by a Participating Bank under this Section 1.2 shall be made without any offset, abatement, withholding or reduction whatsoever. The Agent shall be entitled to offset amounts received for the account of Banks under this Agreement against unpaid amounts due from Banks hereunder (whether as fundings of participations, indemnities or otherwise) but shall not be entitled to offset against amounts owed to the Agent by any Bank arising outside this Agreement.

          (f) Indemnification. The Participating Banks shall, to the extent of their respective Percentages, indemnify each Issuing Bank (to the extent not reimbursed by Allen Group) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Issuing Bank's gross negligence or willful misconduct) that the Issuing Bank may suffer or incur in connection with any Letter of Credit. The obligations of the Participating Banks under this Section 1.2(f) and all other parts of this Section 1.2 shall survive the termination of this Agreement and of any relevant Application or Reimbursement Agreement.

           Section 1.3. Applicable Interest Rates. (a) Domestic Rate Loans. Each Domestic Rate Loan made by a Bank shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) each day on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Domestic Rate applicable for such day, payable on the last day of the applicable Interest Period and at maturity (whether by acceleration or otherwise).

         "Domestic Rate" means for any day the greater of:

          (i) the rate of interest then most recently announced by Bank of America Illinois at Chicago, Illinois as its reference rate, with any change in the Domestic Rate resulting from a change in said announced reference rate to be effective as of the date of the relevant change in said reference rate; and

         (ii) the sum of (x) the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on any such next succeeding Business Day, the rate for such day shall be the average of the rates quoted to the Agent by two or more New York or Chicago Federal funds brokers on such day for such transactions as determined by the Agent, plus (y) 1/2 of 1% (0.50%).

         (b) Eurodollar Loans. Each Eurodollar Loan made by a Bank shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) each day on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Eurodollar Margin plus the Adjusted LIBOR applicable to such Loan, payable on the last day of the applicable Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on the date occurring every three months after the date such Loan is made.

         "Adjusted LIBOR" means a rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined in accordance with the following formula:

                                                  LIBOR
                                   ------------------------------------
               Adjusted LIBOR =    100% - Eurodollar Reserve Percentage

         "LIBOR" means, with respect to an Interest Period for a Borrowing of Eurodollar Loans, the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest whole multiple of 1/16 of 1%), at which deposits of United States Dollars in immediately available and freely transferable funds are offered to the Agent at 11:00 A.M. (London, England time) two Business Days prior to the commencement of such Interest Period by major banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount approximately equal to the principal amount of the Eurodollar Loan scheduled to be made by the Agent as part of such Borrowing.

         "Eurodollar Reserve Percentage" means, for an Interest Period for a Borrowing of Eurodollar Loans, the daily average of the maximum rate at which reserves, if any, (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on "eurocurrency liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extension of credit or other assets that include loans by non-United States offices of any Bank to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be eurocurrency liabilities as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

         "Eurodollar Margin" means, until the first Pricing Change Date occurs, 0.375% per annum and, thereafter, from one Pricing Change Date (the "Pricing Date") to the next a rate per annum determined based on the Non-MARTA Funded Debt to Cash Flow Ratio and the Total Funded Debt to Cash Flow Ratio for such Pricing Date in accordance with the following schedule:

Debt to Cash Flow
-----------------
Tests for such Pricing Date:                                                 Eurodollar Margin:
---------------------------                                                  -----------------
Level I.  Non-MARTA Funded Debt
-------
to Cash Flow Ratio less than 1.00 to 1.00
and Total Funded Debt to Cash Flow Ratio
---
less than 1.50 to 1.00                                                               0.25%

Level II.  Level I not achieved, but Non-MARTA
--------
Funded Debt to Cash Flow Ratio less
than 2.00 to 1.00 and Total Funded Debt to
                  ---
Cash Flow Ratio less than 3.50 to 1.00                                               0.375%

Level III.  Levels I and II not achieved,
---------
but Non-MARTA Funded Debt
to Cash Flow Ratio less than 3.00 to 1.00
and Total Funded Debt to Cash Flow Ratio
---
less than 4.50 to 1.00                                                               0.55%

Level IV.  Levels I, II and III not achieved,
--------
but Non-MARTA Funded Debt to Cash Flow
Ratio less than 4.00 to 1.00 and Total Funded
                             ---
Debt to Cash Flow Ratio less than 5.50 to 1.00                                       1.00%

Level V.  None of Levels I-IV achieved.                                              1.50%
-------

          (c) Rate Determinations. The Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error or willful misconduct. Bank of America Illinois shall notify the Agent of all changes in its reference rate described in clause (i) of the definition of Domestic Rate.

           Section 1.4. Minimum Borrowing Amounts. Each Borrowing of Domestic Rate Loans shall be in an amount not less than $1,000,000, or any larger amount that is an integral multiple of $100,000, and each Borrowing of Eurodollar Loans shall be in an amount not less than $5,000,000, or any larger amount that is an integral multiple of $500,000.

           Section 1.5. Manner of Borrowing. (a) Notice to the Agent. The relevant Borrower shall give telephonic, telex or telecopy notice to the Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) (i) by no later than 2:00 P.M. (Chicago time) on the date at least three (3) Business Days prior to the date of each requested Borrowing of Eurodollar Loans, and (ii) by no later than 9:00 A.M. (Chicago time) on the date of each requested Borrowing of Domestic Rate Loans. Each such notice from a Borrower shall specify the date of the requested Borrowing (which shall be a Business Day), the amount of the requested Borrowing, the type of Loans to comprise such Borrowing, and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period selected by the Borrower to be applicable thereto. Each Borrower agrees that the Agent may rely on any such telephonic, telex or telecopy notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any notice by such means conflicts with the written confirmation, such notice shall govern if the Agent has acted in reliance thereon.

          (b) Notice to the Banks. The Agent shall give prompt telephonic, telex or telecopy notice to each of the Banks of any borrowing request received pursuant to Section 1.5(a) above and, if such notice requests the Banks to make Eurodollar Loans, the Agent shall give notice to the relevant Borrower and each of the Banks by like means of the interest rate applicable thereto (but, if such notice is given by telephone, the Agent shall confirm such rate in writing) promptly after the Agent has made such determination.

          (c) Borrower's Failure to Notify. In the event a Borrower fails to give notice pursuant to Section 1.5(a) above of the reborrowing of the principal amount of any maturing Borrowing or, in the case of Allen Group, of a Borrowing equal to the amount of a Reimbursement Obligation owed on a Revolver Letter of Credit and has not notified the Agent by 10:00 A.M. (Chicago time) on the day such Borrowing matures or such Reimbursement Obligation becomes due that it intends to repay such Borrowing or pay such Reimbursement Obligation through funds not borrowed under this Agreement, the relevant Borrower shall be deemed to have requested a Borrowing of Domestic Rate Loans on such day in the amount of the maturing Borrowing of Loans or of the Reimbursement Obligation then due, subject to Section 6.2 hereof, which Borrowing shall be applied to pay the maturing Borrowing or the Reimbursement Obligation then due. The Agent shall give prompt telephonic, telex or telecopy notice to each Bank of any such deemed borrowing request.

          (d) Disbursement of Loans. Not later than 12:00 noon (Chicago time) on the date of any Borrowing of Loans, subject to Section 6 hereof, each Bank shall make available its Loan in funds immediately available in Chicago, Illinois at the principal office of the Agent, except to the extent such Borrowing is a reborrowing, in whole or in part, of the principal amount of a maturing Borrowing of Loans (a "Refunding Borrowing"), in which case each Bank shall record the Loan made by it as a part of such Refunding Borrowing on its books and records or on a schedule to its appropriate Note, as provided in Section 1.10(b) hereof, and shall effect the repayment, in whole or in part, as appropriate, of its maturing Loan through the proceeds of such new Loan. The Agent shall make the proceeds of each non-Refunding Borrowing available to the relevant Borrower at the Agent's principal office in Chicago, Illinois.

          (e) Agent Reliance on Bank Funding. Unless the Agent shall have been notified by a Bank prior to (or, in the case of a Borrowing of Domestic Rate Loans, by 11:00 A.M. (Chicago time) on) the date on which such Bank is scheduled to make payment to the Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Bank does not intend to make such payment, the Agent may assume that such Bank has made such payment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to the relevant Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Agent, such Bank shall, on demand, pay to the Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Agent at a rate per annum equal to the Federal Funds Rate. If such amount is not received from such Bank by the Agent immediately upon demand, the relevant Borrower will, on demand, repay to the Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan, so that the Borrower will have no liability under Section 1.11 hereof with respect to such payment.

           Section 1.6. Interest Periods. As provided in Section 1.5(a) hereof, at the time of each request for the Borrowing of Eurodollar Loans hereunder the relevant Borrower shall select an Interest Period applicable to such Loans from among the available options. The term "Interest Period" means the period commencing on the date a Borrowing of Loans is made and ending on the date, (a) in the case of Domestic Rate Loans, that is the last day of the calendar quarter (i.e. March 31, June 30, September 30 or December 31) during which such Borrowing is made; and (b) in the case of Eurodollar Loans 1, 2, 3, 4, 5 or 6 (or, if each Bank confirms to the Agent it has available funding for Eurodollar Loans for such a period, 9 or 12) months thereafter; provided, however, that:

                  (a) any Interest Period for a Borrowing of Domestic Rate Loans commencing during the calendar quarter in which the Termination Date occurs shall end on the Termination Date;

                  (b) with respect to any Borrowing of Eurodollar Loans, a Borrower may not select an Interest Period that extends beyond the Termination Date;

                  (c) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, in the case of an Interest Period for a Borrowing of Eurodollar Loans, if such extension would cause the last day of such Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

                  (d) for purposes of determining the Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

           Section 1.7. Maturity of Loans. Each Loan shall mature and become due and payable by the Borrower to which such Loan was made on the last day of the Interest Period applicable thereto or, if earlier, on the Termination Date.

           Section 1.8. Optional Prepayments. Each Borrower shall have the privilege of prepaying without premium or penalty and in whole or in part (but, if in part, then: (i) in an amount not less than $1,000,000 for Domestic Rate Loans, which sum may be comprised of the amount of such Loans outstanding to both Borrowers, and $5,000,000 for Eurodollar Loans, and in integral multiples of $100,000, and (ii) in an amount such that the minimum amount required pursuant to Section 1.4 hereof remains outstanding, which, in the case of Domestic Rate Loans, may after such a prepayment be the sum of all such Loans outstanding to both Borrowers) any Borrowing of Loans by such Borrower at any time upon one (1) Business Day's (or, in the case of Eurodollar Loans, three
(3) Business Days') prior notice (which shall be irrevocable) to the Agent (which shall advise each Bank thereof promptly thereafter), such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment and, in the case of Eurodollar Loans, any compensation payable under Section 1.11 hereof.

           Section 1.9. Default Rate. If any payment of principal on any Loan is not made when due (whether by acceleration or otherwise), such Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) from the date such payment was due until paid in full, payable by the Borrower of such Loan on demand, at a rate per annum equal to:

                  (a) with respect to any Domestic Rate Loan, the sum of two percent (2%) per annum plus the Domestic Rate from time to time in effect; and

                  (b) with respect to any Eurodollar Loan, the sum of two percent (2%) per annum plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) per annum plus the Domestic Rate from time to time in effect;

it being understood that the repayment of a maturing Borrowing with the proceeds of a Refunding Borrowing on the date such maturing Borrowing is due constitutes, to the extent of such Refunding Borrowing, payment of the maturing Borrowing when due.

          Section 1.10. The Notes. (a) The Loans made by a Bank to a Borrower shall be evidenced by a single promissory note of such Borrower in the form of Exhibit B hereto (each a "Note" and collectively the "Notes"). Each such Note shall be dated the date of issuance, shall be payable to the order of the relevant Bank in the principal amount of its Commitment to such Borrower, and shall otherwise be in the form of Exhibit B hereto.

          (b) Each Bank shall record on its books and records or on a schedule to the appropriate Borrower's Note the amount of each Loan made by it to the Borrower, the Interest Period thereof, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan and, if a Eurodollar Loan, the interest rate applicable thereto; provided that prior to the transfer of any Note all such amounts shall be recorded on a schedule to such Note. The record thereof, whether shown on such books and records of a Bank or on a schedule to any Note, shall be prima facie evidence as to all such amounts; provided, however, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of each Borrower to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Bank and upon such Bank tendering to either Borrower the Note to be replaced, such Borrower shall furnish a new Note to such Bank to replace any outstanding Note issued by it and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

          Section 1.11. Funding Indemnity. In the event any Bank shall incur any loss, cost or expense (including, without limitation, any loss of profit and any loss, cost, expense or premium incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:

                  (a) any payment or prepayment of a Eurodollar Loan on a date other than the last day of its Interest Period,

                  (b) any failure (because of a failure to meet the conditions of Section 6 or otherwise) by a Borrower to borrow a Eurodollar Loan on the date specified in a notice given pursuant to
         Section 1.5(a) hereof,

                  (c) any failure, for any reason, to prepay a Eurodollar Loan after giving notice thereof under Section 1.8 hereof, or

                  (d)     the occurrence of any Event of Default hereunder,

then, upon the demand of such Bank, the relevant Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense.
If any Bank makes such
a claim for compensation, it shall provide to the Borrower a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense), and the amounts shown on such certificate shall be conclusive and binding absent manifest error.

          Section 1.12. Optional Commitment Terminations. Each Borrower shall have the right at any time and from time to time, upon five (5) Business Days' prior written notice to the Agent, to terminate without premium or penalty, in whole or in part, the Commitments to it, any partial termination to be in an amount not less than $5,000,000 or any larger amount that is an integral multiple of $1,000,000 and to reduce ratably the respective Commitments of each Bank; provided that the Commitments to a Borrower may not be reduced to an amount less than the Revolving Obligations then outstanding to it. Any termination of Commitments pursuant to this Section 1.12 may not be reinstated.

SECTION 2.             FEES AND EXTENSIONS.

           Section 2.1. Fees. (a) Revolving Credit. For the period from the Effective Date to and including the Termination Date, each Borrower shall pay to the Agent for the ratable account of the Banks, based on their Percentages, a commitment fee accruing at the rate of 0.15% per annum until the first Pricing Change Date and thereafter from one Pricing Change Date (the "Pricing Date") to the next at a rate per annum (the "Commitment Fee Rate") determined based on the Non-MARTA Funded Debt to Cash Flow Ratio and the Total Funded Debt to Cash Flow Ratio for such Pricing Date in accordance with the following schedule (computed on a basis of a year of 365 or 366 days, as the case may be, and actual days elapsed), on the average daily unused amount of the Commitments to it, such fees being payable in arrears on December 31, 1995, on the last day of each calendar quarter thereafter and on the Termination Date, unless the Commitments to such Borrower are terminated in whole on an earlier date, in which event the commitment fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination:

Debt to Cash Flow
-----------------
Tests for such Pricing Date:                                                 Commitment Fee Rate:
---------------------------                                                  -------------------
Level I.  Non-MARTA Funded Debt
-------
to Cash Flow Ratio less than 1.00 to 1.00
and Total Funded Debt to Cash Flow Ratio
---
less than 1.50 to 1.00                                                               0.125%

Level II.  Level I not achieved, but Non-MARTA
--------
Funded Debt to Cash Flow Ratio less
than 2.00 to 1.00 and Total Funded Debt to
                  ---
Cash Flow Ratio less than 3.50 to 1.00                                               0.15%

Level III.  Levels I and II not achieved,
---------
but Non-MARTA Funded Debt
to Cash Flow Ratio less than 3.50 to 1.00
and Total Funded Debt to Cash Flow Ratio
---
less than 4.50 to 1.00                                                               0.20%

Level IV.  Levels I, II and III not achieved,
--------
but Non-MARTA Funded Debt to Cash Flow
Ratio less than 4.00 to 1.00 and Total Funded
                             ---
Debt to Cash Flow Ratio less than 5.50 to 1.00                                       0.25%

Level V.  None of Levels I-IV achieved.                                              0.50%
-------

         (b) Letters of Credit. Allen Group shall pay to the Agent for the ratable benefit of the Banks a fee for each Letter of Credit at a rate per annum equal to the Eurodollar Margin in effect at the time payment of such fee is due applied to the face amount of such Letter of Credit, payable quarterly in advance on the date of issuance of the Letter of Credit (and separately on the date of any increase in the amount of the Letter of Credit for the amount of such increase) for the period from such date to the end of the calendar quarter in which such date falls and thereafter on the last day of such calendar quarter and of each subsequent calendar quarter, based on the scheduled expiration date of such Letter of Credit.

          (c) Closing. On the date hereof, each Borrower shall pay to the Agent a closing fee for the ratable benefit of the Banks, based on their Percentages, equal to one-tenth of one percent (0.10%) of the original Commitments to it plus, in the case of Allen Group, the face amount of the Bond Letters of Credit then outstanding.

          (d) Agent. The Borrowers shall pay to the Agent the fees agreed to between the Agent and the Borrowers.

           Section 2.2. Extension of Termination Date. Between April 1 and April 30, 1997 (and between April 1 and April 30 of each year thereafter before the Termination Date) the Borrowers may request in a written notice to the Agent that the Termination Date then in effect be extended by one (1) year.
The Agent will promptly inform the Banks of any such request and each Bank shall notify the Agent in writing by June 30 of the applicable year whether it agrees to such extension (each such Bank agreeing to such extension being a "Consenting Bank"). In the event that a Bank shall fail timely to so notify the Agent whether it agrees to such extension, such Bank shall be deemed to have refused to grant the requested extension. Upon receipt by the Agent of the consent to such extension of all the Banks by June 30 of the applicable year, the Termination Date shall be automatically extended an additional one
(1) year. If the Required Banks consent to such extension but fewer than all the Banks so consent, and if the Borrowers still desire to extend the Termination Date, they may seek to:

                  (a) Reallocate the Commitments among the Consenting Banks, subject to the approval of each Consenting Bank whose Commitment would be increased by such reallocation and that each Bank's Commitment to each Borrower represents the same Percentage of the Commitments to each Borrower; or

                  (b) Substitute new Banks, subject to the approval of all the Consenting Banks, such substitution to take place in a manner and at a time reasonably established by the Borrowers and the Agent.

If the Borrowers and the relevant Banks do not agree pursuant to (a) or (b) above, the Termination Date shall take place as scheduled.

SECTION 3.             PLACE AND APPLICATION OF PAYMENTS.

           Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations (other than Reimbursement Obligations under the Bond Letters of Credit, which remain subject to their Reimbursement Agreements, as provided in Section 1.2(c)), and of all other amounts payable by a Borrower under this Agreement, shall be made by the relevant Borrower to the Agent by no later than 12:00 noon (Chicago time) at the principal office of the Agent in Chicago, Illinois (or such other location in the State of Illinois as the Agent may designate to the Borrowers) for the benefit of the Banks. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of fees and of principal or interest on Loans and on Reimbursement Obligations in which the Banks have purchased participating interests ratably to the Banks, and like funds relating to the payment of any other amount payable to any Bank (including the Issuing Bank) to such Person, in each case to be applied in accordance with the terms of this Agreement.

SECTION 4.             DEFINITIONS; INTERPRETATION.

          Section 4.1. Definitions. The following terms when used herein have the following meanings:

         "Adjusted Consolidated Net Worth" means Consolidated Net Worth plus the Subordinated Debt Amount minus Redeemable Preferred Stock included in Consolidated Net Worth.

         "Adjusted LIBOR" is defined in Section 1.3(b) hereof.

         "Affiliate" for either Borrower means any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (ii) which beneficially owns 20% or more of any class of the Voting Stock of the Borrower or (iii) 20% or more of the Voting Stock of which is beneficially owned by the Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

         "Agent" means Bank of Montreal and any successor pursuant to Section
10.8 hereof.

         "Allen Group" is defined in the introductory paragraph hereof.

         "Allen Group Revolving Commitment" is defined in Section 1.1 hereof.

         "Application" is defined in Section 1.2(b) hereof.

         "Authorized Representative" means, for each Borrower, each person shown on the list of officers provided by each Borrower pursuant to
Section 6.1(d) hereof, or on any updated such list provided by a Borrower to the Agent, or any further or different officer of a Borrower so named by any Authorized Representative in a written notice to the Agent.

         "Bank" means each bank signatory hereto, including each Issuing Bank, and any assignee of a Bank pursuant to Section 12.12 hereof.

         "Bond Document" means any document or instrument entered into in connection with any Bonds and any amendment or supplement thereto (including, without limitation, all "Related Documents" as defined in any Reimbursement Agreement).

         "Bond Letter of Credit Issuer" is defined in Section 1.2(d) hereof.

         "Bond Letters of Credit" is defined in Section 1.2 hereof.

         "Bonds" means the bond issues identified on Schedule 1.2.

         "Borrower" is defined in the introductory paragraph hereof.

         "Borrowing" means the total of Loans of a single type made by one or more Banks to a Borrower on a single date and for a single Interest Period. Borrowings are made ratably from each of the Banks according to their Percentages.

         "Business Day" means any day other than a Saturday or Sunday on which banks are not authorized or required to close in Chicago, Illinois or New York, New York and, if the applicable Business Day relates to the borrowing or payment of a Eurodollar Loan, on which banks are dealing in United States Dollar deposits in the interbank market in London, England.

         "Capital Lease" means any lease of Property which in accordance with GAAP would be required to be capitalized on the balance sheet of the lessee.

         "Capitalized Costs of MARTA Project" means, for any MARTA Project, at any time before completion, the greater of the then budgeted and then actual construction costs of the MARTA Group for such project and, thereafter, the actual final construction costs.

         "Capitalized Lease Obligations" means, for any Person, the amount of the liability as shown on the balance sheet of such Person in respect of Capital Leases as determined at any date in accordance with GAAP.

         "Change of Control" is defined in Section 8.1(l) hereof.

         "Co-Agent" means Bank of America Illinois.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commitments" is defined in Section 1.1 hereof.

         "Completion Guaranty" means any Guaranty from Allen Group or any Subsidiary (other than a member of the MARTA Group) covering a performance obligation of the MARTA Group to complete a MARTA Project (but not if such Guaranty covers the repayment of Debt), whether such Guaranty is limited or unlimited in amount and whether such Guaranty is provided to a governmental entity, a lender, a surety, or other Person; provided that if any such Guaranty survives acceptance of the relevant MARTA Project it shall not be considered a Completion Guaranty at any time it so remains in effect following acceptance of the relevant MARTA Project as being complete and operable in all material respects as required by the appropriate governmental or other public entity for which such MARTA Project is constructed.

         "Compliance Certificate" means a certificate in the form of Exhibit D hereto delivered by Allen Group pursuant to Section 7.6(a) hereof.

         "Consenting Bank" is defined in Section 2.2 hereof.

         "Consolidated Net Worth" means the excess of total assets of Allen Group and its Subsidiaries on a consolidated basis over total liabilities of Allen Group and its Subsidiaries on a consolidated basis, total assets and total liabilities each to be determined in accordance with GAAP.

         "Consolidated Tangible Net Worth" means Consolidated Net Worth minus (to the extent included in such amount) all Redeemable Preferred Stock minus all assets which would be classified as intangible assets under GAAP.

         "Contingent Obligations" means, as to any Person, all obligations of such Person on or with respect to Guaranties, and all other obligations of such Person that are not Debt but that must be disclosed in the financial statements of such Person as to amount in accordance with GAAP; provided, however, that Contingent Obligations that duplicate or are included

(partially or in whole) in either Non-MARTA Funded Debt or Total Funded Debt shall not be considered Contingent Obligations hereunder.

         "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

         "1994 Credit Agreement" means the Credit Agreement dated as of February 17, 1994 among The Allen Group Inc., the Banks party thereto, and Bank of Montreal, as Agent, as amended.

         "Credit Documents" means this Agreement, the Notes, the Applications, the Reimbursement Agreements, the Bond Documents and the Letters of Credit.

         "Credit Event" means the making of any Loan or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

         "Debt" means, for Allen Group and each Subsidiary, all (i) obligations of such Person for borrowed money, (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business on terms customary in the trade,
(iii) obligations of such Person evidenced by bonds, debentures, notes, acceptances, or other similar instruments, (iv) Capitalized Lease Obligations of such Person, (v) obligations of the type described in clauses (i)-(iv) above secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, whether or not assumed by such Person, (vi) obligations of the type described in clauses (i)-(iv) above for which such Person is obligated pursuant to a Guaranty, (vii) obligations of such Person to reimburse or otherwise indemnify issuers of letters of credit or surety bonds (or equivalent third party instruments), (viii) the imputed principal component of obligations of any member of the MARTA Group under Operating Leases for real property, machinery, or equipment (other than minor office equipment such as photocopy or telecopy machines and excluding leases of automobiles), and (ix) the amount of any reserve required to be established by such Person under GAAP for any judgment against it. To the extent Debt of the MARTA Group is included in clause (vi) of this definition and the MARTA Project financed by such Debt is subject to an obligation described in clause (vii), to avoid duplication only the larger of such amounts under clauses (vi) and (vii) will be included as Debt. The amount computed under clause (ix) shall only be included in Non-MARTA Funded Debt or Total Funded Debt, as applicable, to the extent, if any, the amount so computed exceeds $250,000. To the extent outstanding Hedging Loans do not exceed $15,000,000 (based upon the exchange rate between U.S. Dollars and each relevant currency at the time each such loan is borrowed and at the end of each calendar quarter thereafter) such Hedging Loans shall be excluded from the computation of Non-MARTA Funded Debt, Total Funded Debt, and Debt of Subsidiaries restricted by Section 7.21.

         "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

         "Domestic Rate" is defined in Section 1.3(a) hereof.

         "Domestic Rate Loan" means a Loan bearing interest prior to maturity at the rate specified in Section 1.3(a) hereof.

         "Effective Date" means the date on which the Agent has received signed counterpart signature pages of this Agreement from each of the signatories (or, in the case of a Bank, confirmation that such Bank has executed such a counterpart and dispatched it for delivery to the Agent) and the documents required by Section 6.1 hereof.

         "ERISA" is defined in Section 5.9 hereof.

         "ERISA Affiliate" means each member of a controlled group of corporations and each trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414 of the Code, and the regulations promulgated and rulings issued thereunder.

         "Eurodollar Loan" means a Loan bearing interest prior to maturity at the rate specified in Section 1.3(b) hereof.

         "Eurodollar Margin" is defined in Section 1.3(b) hereof.

         "Eurodollar Reserve Percentage" is defined in Section 1.3(b) hereof.

         "Event of Default" means any of the events or circumstances specified in Section 8.1 hereof.

         "Federal Funds Rate" means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Domestic Rate in
Section 1.3(a) hereof.

         "Fixed Charge Coverage Ratio" means, for any period of Allen Group and its Subsidiaries, the ratio, calculated without duplication, of (i) their consolidated net income during such period (excluding "extraordinary" and "unusual or non-recurring" gains and losses) plus (A) income tax expense (or minus any income tax credit), whether current or deferred, to the extent deducted from (or added to) income before taxes in determining consolidated net income for such period, and (B) interest expense (net of interest income) deducted from consolidated net income for such period, to (ii) the sum of
(w) interest expense (net of interest income) for such period, (x) dividends paid or accrued on preferred stock for such period, (y) operating lease expense (other than for the MARTA Group or under FASB 13 "synthetic leases") for real property for such fiscal period to the extent it has exceeded $4,000,000 during the four quarter period ending with such fiscal period and (z) the imputed interest component of Capitalized Lease Obligations and FASB 13 "synthetic leases" paid or accrued during such period, all as determined in accordance with GAAP for such fiscal period, except that, if not dictated by GAAP, the imputed interest component of Capital Lease Obligations and of payments under "synthetic leases" will be determined by any reasonable method selected and disclosed to the Banks by Allen Group and not objected to by the Required Banks.

         "GAAP" means generally accepted accounting principles from time to time in effect.

         "Guaranty" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation (including, without limitation, limited or full recourse obligations in connection with sales of receivables or any other Property) of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations in connection with letters of credit, surety bonds, or similar instruments issued for the account of such Person or for which such Person is otherwise liable and all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any Property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty.

         "Hedging Loan" means a loan in one currency incurred by Allen Group or a Subsidiary to purchase another currency when such purchased currency (or temporarily the borrowed currency) is then pledged to the lender to secure such loan.

         "Indebtedness" means, and includes, as to any Person, all obligations of such Person which are required by GAAP to be shown as liabilities on its balance sheet.

         "Indenture" means a trust indenture, bond resolution or other similar instrument pursuant to which Bonds are issued, including any amendments or supplements thereto.

         "Interest Period" is defined in Section 1.6 hereof.

         "Issuing Bank" is defined in Section 1.2(d) hereof and shall include any assignee of an Issuing Bank that assumes the Issuing Bank's obligations and rights hereunder.

         "L/C Documents" means the Letters of Credit, any draft or other document presented in connection with a drawing thereunder, the Applications, the Reimbursement Agreements and this Agreement.

         "L/C Obligations" means the undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

         "Lending Office" is defined in Section 9.4 hereof.

         "Letter of Credit" is defined in Section 1.2(c) hereof.

         "LIBOR" is defined in Section 1.3(b) hereof.

         "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a "Lien."

         "Loan" is defined in Section 1.1 hereof and, as so defined, includes a Domestic Rate Loan or Eurodollar Loan, each of which is a "type" of Loan hereunder.

         "MARTA" is defined in the introductory paragraph hereof.

         "MARTA Group" means MARTA Technologies, Inc., its Subsidiaries, and any other Affiliate of Allen Group that engages in the business of constructing, maintaining or operating vehicle emissions test sites or the business of contracting to provide such services directly or indirectly through subcontractors.

         "MARTA Project" means a vehicle emissions test site or a series of related sites that the MARTA Group constructs or operates or contracts to construct or operate directly or indirectly through contractors under a single contract with a single governmental authority.

         "MARTA Revolving Commitment" is defined in Section 1.1 hereof.

         "Non-MARTA Cash Flow" means, for any fiscal quarter of Allen Group and its Subsidiaries (except the MARTA Group), their consolidated net income (including cash dividends actually received from earnings of the MARTA Group) minus (A) "extraordinary" and "unusual or non- recurring" gains, plus (B) "extraordinary" and "unusual or non-recurring" losses, plus (C) depreciation expense, plus (D) non-cash amortization expense, all determined in accordance with GAAP for the four fiscal quarter period of Allen Group and its Subsidiaries ending with such fiscal quarter. It is understood that gains or losses properly classified under GAAP as resulting from discontinued operations are not "extraordinary" or "unusual or non-recurring".

         "Non-MARTA Funded Debt" means, at any time, all then outstanding Debt of Allen Group and its Subsidiaries (except the MARTA Group, but without limiting the application of clauses (vi) and (vii) of the definition of Debt) determined, without duplication, on a consolidated basis plus, for each MARTA Project supported by a Completion Guaranty, 25% of the lesser of (x) the Capitalized Costs of such MARTA Project supported by a Completion Guaranty and
(y) the maximum dollar liability under such Completion Guaranty. To the extent Debt of the MARTA Group financing a MARTA Project is included in Non-MARTA Funded Debt because such Debt is supported by a Guaranty other than merely a Completion Guaranty, any Completion Guaranty for such MARTA Project will not be included in the computation required by clauses (x) and (y) of this definition.

         "Non-MARTA Funded Debt to Cash Flow Ratio" means, at any time, the ratio of Non-MARTA Funded Debt to Non-MARTA Cash Flow as of the last day of the then most recently completed fiscal quarter of Allen Group and its Subsidiaries.

         "Non-Recourse Debt" means Debt incurred to finance a MARTA Project for which the debtholder has no recourse, direct or indirect, to the MARTA Group, other than to specific assets of the MARTA Group financed by such Debt and/or a Subsidiary (a "MARTA Special Purpose Subsidiary") the equity securities of which are directly owned by MARTA and the sole business activity of which is to own and/or operate the assets financed by such Debt, as specifically stipulated in documentation governing such Debt, and for which neither Allen Group nor any Affiliate (other than the relevant MARTA Special Purpose Subsidiary, if applicable) is liable, in whole or in part, pursuant to a Completion Guaranty or other form of Contingent Obligation of any kind.

         "Non-Recourse Projects" means all MARTA Projects that are financed by no Debt other than Non-Recourse Debt and, to the extent any MARTA Project is financed by Debt that is Non-Recourse Debt and other Debt not qualifying as Non-Recourse Debt, a percentage of such MARTA Project equal to the Non-Recourse Debt financing such MARTA Project divided by the sum of all Debt financing such MARTA Project.

         "Note" is defined in Section 1.10(a) hereof.

         "Obligations" means all fees payable hereunder, all obligations of a Borrower to pay principal or interest on Loans and Reimbursement Obligations, and all other obligations of a Borrower arising under or in relation to any Credit Document.

         "Operating Lease" means any lease of any real or personal property that is not a Capital Lease. The imputed principal component of obligations under an Operating Lease will be determined for purposes of clause (viii) of the definition of Debt by any reasonable method selected by Allen Group and disclosed to the Banks that is not objected to by the Required Banks.

         "Participating Bank" is defined in Section 1.2(e) hereof.

         "PBGC" is defined in Section 5.9 hereof.

         "Percentage" is defined in Section 1.1 hereof.

         "Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

         "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by an ERISA Affiliate for employees of such ERISA Affiliate or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which an ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         "Pricing Change Date" means, for any fiscal quarter of Allen Group ended after the date hereof, the latest date by which the Borrower is required to deliver a Compliance Certificate for such fiscal quarter pursuant to Section 7.6(a). The Eurodollar Margin and the Commitment Fee Rate established on a Pricing Change Date shall remain in effect until the next Pricing Change Date. If Allen Group has not delivered a Compliance Certificate by the date such Compliance Certificate is required to be delivered under Section 7.6(a), until a Compliance Certificate is delivered before the next Pricing Change Date, the Eurodollar Margin shall be 1.50% per annum and the Commitment Fee Rate shall be 0.50% per annum. If Allen Group subsequently delivers such a Compliance Certificate before the next Pricing Change Date, the Eurodollar Margin and Commitment Fee Rate established by such late delivered Compliance Certificate shall take effect from the date of delivery until the next Pricing Change Date. In all other circumstances, the Eurodollar Margin and Commitment Fee Rate established by a Compliance Certificate shall be in effect from the Pricing Change Date that occurs immediately after the end of Allen Group's fiscal quarter covered by such Compliance Certificate until the next Pricing Change Date.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

         "Redeemable Preferred Stock" means preferred stock of Allen Group and its Subsidiaries that the holder can require be redeemed (it being understood that a right solely to convert preferred stock into common stock is not a redemption right).

         "Refunding Borrowing" means any Borrowing of Loans that refunds in whole or in part outstanding Loans at their maturity and does not increase the aggregate outstanding amount of Loans as further defined in Section 1.5(d) hereof.

         "Reimbursement Agreement" means each agreement between Allen Group and Dresdner Bank AG, New York Branch relating to a Bond Letter of Credit identified under the column "Reimbursement Agreement" on Schedule 1.2(c) hereto, as any such agreement may be amended or otherwise modified in accordance with the terms hereof.

         "Reimbursement Obligation" is defined in Section 1.2(d) hereof.

         "Required Banks" means, as of the date of determination thereof, either Banks holding at least a majority of the Commitments to both Borrowers or, if the Commitments to both Borrowers have been terminated in whole, Banks holding at least a majority in aggregate principal amount of the Loans and L/C Obligations (calculated after giving effect to each Participating Bank's Percentage participation therein) outstanding hereunder; provided that the Required Banks must at all times be comprised of at least four Banks.

         "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

         "Restricted Investment" means, for Allen Group and each of its Subsidiaries, any investment in any other Person, computed in accordance with GAAP, made by stock purchase, capital contribution, loan, advance, extension of credit, acquisition of property, but not the creation or assumption of any Contingent Obligation in respect of any obligation of such other Person; provided, however, that investments of the Borrower or Subsidiaries in Subsidiaries (other than members of the MARTA Group) that are consolidated with Allen Group under GAAP (including investments in a Person that, after giving effect to such investments, is such a Subsidiary) and investments of Subsidiaries in Allen Group shall not be Restricted Investments, and provided further that the following investments shall not be Restricted Investments:

                  (i) investments by Allen Group or any Subsidiary in commercial paper or similar short term obligations (including tax exempt securities) maturing in 270 days or less from the date of acquisition which, at the time of acquisition by Allen Group or the Subsidiary, is accorded one of the two highest ratings (without regard to gradations, such as "+" or "-", within a single ratings category) available from Standard & Poor's, Moody's Investors Service, Inc. or any other nationally recognized credit rating agency of similar standing providing similar ratings;

                 (ii) investments by Allen Group or any Subsidiary in direct obligations of the United States of America, or any agency thereof (or by any other national government or agency thereof if invested in by a Subsidiary operating in such country investing revenue earned in the currency of such country), maturing in five years or less from the date of acquisition thereof;

                (iii) investments by Allen Group or any Subsidiary in certificates of deposit maturing within five years from the date of origin and bankers' acceptances maturing within 180 days from the date of origin, in each case issued by a Bank hereunder or any bank or trust company organized under the laws of the United States or any state thereof (or under the laws of the country in which a Subsidiary operates, if such Subsidiary is investing revenues earned in the currency of such country) having capital, surplus and undivided profits aggregating at least $100,000,000 (or its equivalent in another currency if a non-United States bank);

                 (iv) investments by Allen Group or any Subsidiary consisting of purchases of participation interests from banks described in item (iii) of this definition in notes maturing in 270 days or less from the date of issuance issued by corporations or other entities whose short-term debt, at the time of acquisition of the participation by Allen Group or the Subsidiary, is accorded one of the two highest ratings available from Standard & Poor's, Moody's Investors Service, Inc. or any other nationally recognized credit rating agency of similar standing providing similar ratings;

                  (v) loans or advances (not to exceed $2,000,000 in the aggregate outstanding) in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of Allen Group or any Subsidiary; and

                 (vi) receivables arising from the sale of goods and services in the ordinary course of business of Allen Group and its Subsidiaries.

         "Revolver Issuer" is defined in Section 1.2(a) hereof.

         "Revolver Letters of Credit" is defined in Section 1.2(a) hereof.

         "Revolving Obligations" means, for Allen Group at any time, the sum of the principal amount of the Loans to it and L/C Obligations under Revolver Letter of Credit then outstanding and, for MARTA at any time, the principal amount of Loans then outstanding to it.

         "SEC" means the Securities and Exchange Commission.

         "Security" has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

         "Set-Off" is defined in Section 11.7 hereof.

         "Subordinated Debt" means any Debt of Allen Group that has been subordinated to all Obligations on terms and conditions (including covenants and acceleration or mandatory prepayment provisions) acceptable to the Required Banks.

         "Subordinated Debt Amount" means, at any time, the aggregate principal amount of outstanding Subordinated Debt up to an amount equal to 25% of Consolidated Net Worth.

         "Subsidiary" means, as to Allen Group, any corporation (including, without limitation, MARTA) or other entity of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by Allen Group or by one or more of its Subsidiaries, or by Allen Group and one or more of its Subsidiaries. References in this Agreement to a Borrower "or" a Subsidiary do not affect the intention in this Agreement to include MARTA in all references to a Subsidiary.

         "Substitute Bank" is defined in Section 9.3(d) hereof.

         "Termination Date" means December 18, 1999.

         "Total Cash Flow" means, for any fiscal quarter of Allen Group and its Subsidiaries, their consolidated net income minus (A) "extraordinary" and "unusual or non-recurring" gains, plus (B) "extraordinary" and "unusual or non-recurring" losses, plus (C) depreciation expense, plus (D) non-cash amortization expense, all determined in accordance with GAAP for the four fiscal quarter period of Allen Group and its Subsidiaries ending with such fiscal quarter; except that there shall be excluded from such computation any portion of consolidated net income or items in clauses (A) through (D) that derive from Non-Recourse Projects (including a percentage of such revenue for MARTA Projects partially financed by Non-Recourse Debt, as described in the definition of Non-Recourse Projects). It is understood that gains or losses properly classified under GAAP as resulting from discontinued operations are not "extraordinary" or "unusual or non-recurring".

         "Total Funded Debt" means, at any time, all then outstanding Debt of Allen Group and its Subsidiaries (other than Non-Recourse Debt) determined, without duplication, on a consolidated basis, plus, to the extent (if any) greater than the Debt (other than Non-Recourse Debt) of Allen Group and its Subsidiaries financing a MARTA Project, for each such MARTA Project, the lesser of the amounts calculated under clauses (x) and (y) of the definition of Non-MARTA Funded Debt over the amount of such Debt (other than Non-Recourse
Debt) financing the MARTA Project.

         "Total Funded Debt to Cash Flow Ratio" means, at any time, the ratio of Total Funded Debt to Total Cash Flow as of the last day of the then most recently completed fiscal quarter of Allen Group.

         "Trustee" means the trustee, or equivalent fiduciary, appointed under any Indenture.

         "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined in accordance with the actuarial assumptions used by the actuary for each Plan as of the then most recent actuarial valuation date for such Plan, but only to the extent that such excess represents a potential liability of a Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA.

         "U.S. Tax Returns" is defined in Section 5.7 hereof.

         "Voting Stock" of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or equivalent governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

         "Welfare Plan" means a "welfare plan", as defined in Section 3(1) of ERISA.

         "Wholly-Owned" when used in connection with any Subsidiary of Allen Group means a Subsidiary of which all of the issued and outstanding shares of stock or other equity interests (other than directors' qualifying shares as required by law) shall be owned by Allen Group and/or one or more of its Subsidiaries.

           Section 4.2. Interpretation. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day shall be references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP applied in a manner consistent with Allen Group's December 31, 1994 financial statements referred to in Section 5.4 hereof, except where such principles are inconsistent with specific provisions of this Agreement; provided that, if (within six months after the application of such a change in GAAP) Allen Group notifies the Agent that the Borrowers wish to amend any provision hereof to eliminate the effect of any change after the date hereof in GAAP (including its generally accepted application or interpretation) on the operation of a provision of this Agreement (or if the Agent notifies Allen Group within such six month period that the Required Banks wish to amend any provision for such purpose), then such provision shall be interpreted and the Borrowers' compliance with and performance under such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrowers and the Required Banks.

SECTION 5.             REPRESENTATIONS AND WARRANTIES.

         Each Borrower represents and warrants to each Bank as follows:

           Section 5.1. Corporate Organization and Authority. Each Borrower is duly organized and existing in good standing under the laws of the State of its incorporation; has all necessary corporate power to carry on its present business; and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified would materially and adversely affect its business, properties or operations.

           Section 5.2. Subsidiaries. As of the date hereof, the only Subsidiaries of Allen Group are designated in Schedule 5.2 hereto; each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it was incorporated, has all necessary corporate power to carry on its present business, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified would have a material adverse effect on the financial condition, or the Property, business or operations, of the Borrowers and Subsidiaries taken as a whole. Schedule 5.2 hereto, as it may be updated from time to time pursuant to Section 7.6(a) hereof, correctly sets forth, as to each Subsidiary, whether or not it is a consolidated Subsidiary, the jurisdiction of its incorporation, the percentage of issued and outstanding shares of each class of its capital stock owned by Allen Group and its Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and the number of shares of each class issued and outstanding. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares indicated in
Schedule 5.2 as owned by Allen Group or a Subsidiary are owned, beneficially and of record, by Allen Group or such Subsidiary, free of any Lien.

           Section 5.3. Corporate Authority and Validity of Obligations. Each Borrower has full right and authority to enter into the Credit Documents to which it is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to apply for the issuance of the Letters of Credit (in the case of Allen Group) and to perform all of its obligations under the Credit Documents to which it is a party; each Credit Document delivered by a Borrower has been duly authorized, executed and delivered by such Borrower and constitutes valid and binding obligations of the Borrower enforceable in accordance with its terms; and no Credit Document, nor the performance or observance by either Borrower or any Subsidiary of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of either Borrower or any Subsidiary or (individually or in the aggregate) any material covenant, indenture or agreement of or affecting either Borrower or any Subsidiary or a substantial portion of their respective Properties or results in or requires the creation or imposition of any Lien on any of either Borrower's or any Subsidiary's Properties or revenues.

           Section 5.4. Financial Statements. All public financial statements showing historical performance of Allen Group and the Subsidiaries heretofore delivered to the Banks have been prepared in accordance with GAAP applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year, and fairly present on a consolidated basis the financial position of Allen Group and the Subsidiaries as of the dates thereof, and the results of operations for the periods covered thereby. Allen Group and its Subsidiaries have no material contingent liabilities other than those disclosed in such financial statements referred to in this Section 5.4 or in comments or footnotes thereto or in any supplemental report thereto heretofore furnished to the Banks.

           Section 5.5. No Material Adverse Change. There has been no material adverse change in the financial condition or business prospects of Allen Group and its Subsidiaries on a consolidated basis since June 30, 1995, except to the extent of the effects of the distribution of TransPro, Inc. to the shareholders of Allen Group, as described in Allen Group's Registration Statement on Form S-1 filed with the SEC on September 11, 1995.

           Section 5.6. No Litigation. There is no litigation or governmental proceeding pending, or to the knowledge of either Borrower threatened, against either Borrower or any Subsidiary that has any reasonable possibility of success which, if adversely determined, would (individually or in the aggregate) materially adversely affect the financial condition, operations, business, or properties of Allen Group and its Subsidiaries on a consolidated basis.

           Section 5.7. Taxes. Except as described on Schedule 5.7 hereto, the United States Federal income tax returns of Allen Group and its Subsidiaries ("U.S. Tax Returns") for the fiscal year ended December 31, 1980, and for all fiscal years ended prior to said date, have been examined by the Internal Revenue Service ("IRS") and have been approved as filed, or any additional assessments in connection with any of such years have been paid. Except as described on Schedule 5.7 hereto, Allen Group has filed U.S. Tax Returns for each fiscal year through December 31, 1994, and no audits of the U.S. Tax Returns for any fiscal year ended after December 31, 1980 are pending, nor to the knowledge of either Borrower is any objection or controversy threatened.

           Section 5.8. Approvals. No authorization, consent, license, exemption or filing or registration with any court or governmental department, agency or instrumentality, or any approval or consent of the stockholders of either Borrower or from any other Person, is necessary to the valid execution, delivery or performance by either Borrower of any Credit Document.

           Section 5.9. ERISA. Each Borrower and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and with the Code to the extent applicable to it and has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither Borrower nor any Subsidiary has any material contingent liability with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA, except as disclosed in the consolidated financial statements of Allen Group for the fiscal year ended December 31, 1994.

          Section 5.10. Not an Investment Company. Neither Borrower is an "investment company" as defined in the Investment Company Act of 1940, as amended.

          Section 5.11. Margin Stock. Neither Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock ("margin stock" to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System). Neither Borrower nor any Subsidiary will use the proceeds of any Loan in a manner that violates any provision of Regulations G, U, or X of the Board of Governors of the Federal Reserve System.

          Section 5.12. Compliance with Environmental Laws. (a) To the best of each Borrower's knowledge, the business and operations of each Borrower and the Subsidiaries comply in all respects with all applicable federal, state, regional, county and local laws, statutes, rules, regulations and ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formeldahyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, its derivatives or by-products, or other hydrocarbons), to exposure to toxic, hazardous, or other controlled, prohibited or regulated substances, to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulation, order, injunction, judgment, declaration, notice or demand issued thereunder, except where the failure to so comply would not (individually or in the aggregate) have a material adverse effect on the Property, business or operations of Allen Group and the Subsidiaries taken as a whole.

          (b) Except as set forth on Schedule 5.12 hereto (as updated pursuant to Section 7.14(b) and with this representation remaining true so long as all such updated information is delivered by the time required by Section 7.14(b)), neither Allen Group nor any Subsidiary has given, nor is it required to give, nor has it received, any notice, letter, citation, order, warning, complaint, inquiry, claim or demand to or from any governmental entity or in connection with any court proceeding that: (i) Allen Group or any Subsidiary has violated, or is about to violate, any federal, state, regional, county or local environmental, health or safety statute, law, rule, regulation, ordinance, judgment or order; (ii) there has been a release, or there is a threat of release, of hazardous substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons) from Allen Group's or any Subsidiary's property, facilities, equipment or vehicles; (iii) Allen Group or any Subsidiary may be or is liable, in whole or in part, for the costs of cleaning up, remediating or responding to a release of hazardous substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons); or (iv) any of Allen Group's or any Subsidiary's property or assets are subject to a Lien in favor of any governmental entity for any liability, costs or damages, under any federal, state or local environmental law, rule or regulation arising from, or costs incurred by such governmental entity in response to, a release of a hazardous substance (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons).

          Section 5.13. Ownership of Property; Liens. Allen Group and its Subsidiaries have good record and marketable title in fee simple to or valid leasehold interests in all their respective real property, and good title to or valid leasehold interests in all their respective other property, and none of such property is subject to any Lien, except as permitted in Section 7.9.

          Section 5.14. No Burdensome Restrictions. Neither Allen Group nor any Subsidiary is party to or subject to any law, regulation, rule or order, or any Contractual Obligation that (individually or in the aggregate) materially adversely affects, or insofar as either Borrower may reasonably foresee may so affect, the business, operations, Property or financial condition of Allen Group and its Subsidiaries taken as a whole.

          Section 5.15. Long Term Debt. As of the date hereof, all Debt of Allen Group and its Subsidiaries with a remaining scheduled maturity of more than one (1) year is listed on Schedule 5.15 hereto.

SECTION 6.             CONDITIONS PRECEDENT.

         The obligation of each Bank to make any Loan hereunder, or of the Issuing Bank to issue, extend the expiration date of or increase the amount of any Letter of Credit, shall be subject to the following conditions precedent:

           Section 6.1. Initial Credit Event. Prior to the first Credit Event hereunder:

                  (a) The Agent shall have received for each Bank the favorable written opinion of McDara P. Folan, III, Vice President, Secretary and General Counsel of Allen Group, in substantially the form attached hereto as Exhibit C, and otherwise in form and substance satisfactory to the Banks;

                  (b) The Agent shall have received for each Bank copies (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with either Borrower's the execution and delivery of this Agreement and the Notes to the extent the Agent or the Required Banks may reasonably request;

                  (c) The Agent shall have received for the Banks copies of each Borrower's Certificate of Incorporation and bylaws, each certified by the relevant Borrower's Secretary or Assistant Secretary;

                  (d) The Agent shall have received from each Borrower a list of its Authorized Representatives and certified resolutions of its Board of Directors authorizing the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby, together with a certification of the incumbency and specimen signatures of each of the officers of each Borrower executing Credit Documents on its behalf; and

                  (e) The 1994 Credit Agreement shall have been terminated and all outstanding Indebtedness thereunder shall have been paid in full.

           Section 6.2. All Credit Events. As of the time of each Credit Event hereunder (including the initial Credit Event):

                  (a) In the case of a Borrowing, the Agent shall have received for the account of each Bank its Notes and the notice required by Section 1.5 hereof and, in the case of the issuance of any Revolver Letter of Credit, the Issuing Bank shall have received a duly completed Application for the Letter of Credit and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Issuing Bank;

                  (b) Each of the representations and warranties of the Borrowers set forth in Section 5 hereof (except, in the case of a Refunding Borrowing only, for the representation and warranty appearing in Section 5.5 hereof) shall be and remain true and correct in all material respects as of said time, except to the extent that any such representation or warranty relates solely to an earlier date;

                  (c) The Borrowers shall be in full compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

                  (d) The aggregate outstanding principal amount of Revolving Obligations of each Borrower, after giving effect to the proposed Credit Event, shall not exceed the Commitments to such Borrower then in effect;

                  (e) In the case of the issuance of, or the increase in the amount of, a Revolver Letter of Credit the aggregate undrawn face amount of all outstanding Revolver Letters of Credit after giving effect to such proposed Credit Event shall not exceed $20,000,000; and

                  (f) Such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to any Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

         Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in paragraphs (b), (c), (d) and (e) of this Section 6.2.

SECTION 7.             COVENANTS.

         Each Borrower covenants and agrees that, so long as any Note, any Letter of Credit or any Reimbursement Obligation is outstanding hereunder or any credit is available to or in use by either Borrower hereunder, except to the extent compliance in any case is waived in writing by the Required Banks:

           Section 7.1. Corporate Existence. Each Borrower shall, and Allen Group shall cause each of its Subsidiaries to, preserve and maintain its corporate existence, subject to the provisions of Section 7.13 hereof.

           Section 7.2. Maintenance. Each Borrower will maintain, preserve and keep its plants, properties and equipment deemed by it necessary to the proper conduct of its business in reasonably good repair, working order and condition and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, properties and equipment shall be reasonably preserved and maintained, and Allen Group will cause each Subsidiary so to do in respect of Property owned or used by it; provided, however, that nothing in this Section
7.2 shall prevent a Borrower or a Subsidiary from discontinuing the operation or maintenance of any such properties if such discontinuance is, in the judgment of Allen Group, desirable in the conduct of its business or the business of the Subsidiary and not disadvantageous to the Banks or the holders of the Notes.

           Section 7.3. Taxes. Each Borrower will duly pay and discharge, and Allen Group will cause each Subsidiary to pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against the Borrower or such Subsidiary or against their respective Properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith and by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower or such Subsidiary, as the case may be.

           Section 7.4. ERISA. Each Borrower will, and Allen Group will cause each ERISA Affiliate to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Agent of (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its or any Subsidiary's intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which could result in the incurrence by a Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of a Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit; provided that, for items described in clause (i)-(iii) above that affect multiemployer plans (i.e. those described in clause (ii) of the definition of Plan) that are immaterial to each Borrower and its ERISA Affiliates, Allen Group need only notify the Agent of such events on an annual basis at the time it delivers the financial statements required to be delivered pursuant to Section 7.6(a)(ii) hereof.

           Section 7.5. Insurance. Each Borrower will insure, and keep insured, and Allen Group will cause each Subsidiary to insure, and keep insured, in good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by companies similarly situated and operating like Property; and to the extent usually insured (subject to self-insured retentions) by companies similarly situated and conducting similar businesses each Borrower will also insure, and Allen Group will cause each of its Subsidiaries to insure, employers' and public and product liability risks in good and responsible insurance companies. The Borrowers will upon request of the Agent furnish a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 7.5.

           Section 7.6. Financial Reports and Other Information. (a) Each Borrower will maintain a system of accounting in accordance with GAAP and will furnish to the Banks and their respective duly authorized representatives such information respecting the business and financial condition of the Borrowers and Subsidiaries as the Required Banks or the Agent may reasonably request; and without any request Allen Group will furnish to each Bank:

                  (i) within 60 days after the end of each of Allen Group's first three quarterly fiscal periods, a copy of Allen Group's Form 10-Q Report filed with the SEC, with supplemental calculations setting forth (A) for each account affected thereby, all eliminating entries for the MARTA Group and (B) the resulting consolidated figures for Allen Group and its Subsidiaries exclusive of the MARTA Group and such consolidated figures for the MARTA Group;

                 (ii) within 100 days after the end of each fiscal year of Allen Group, a copy of Allen Group's Form 10-K Report filed with the SEC, including a copy of the annual report of Allen Group and its Subsidiaries for such year with accompanying consolidated financial statements with supplemental calculations setting forth (A) for each account affected thereby, all eliminating entries for the MARTA Group and (B) the resulting consolidated figures for Allen Group and its Subsidiaries exclusive of the MARTA Group and such consolidated figures for the MARTA Group, prepared by Allen Group and, in the case of the consolidated financial statements of Allen Group and its Subsidiaries, certified by Coopers & Lybrand or other independent public accountants of recognized standing selected by Allen Group and satisfactory to the Required Banks stating that they audited the consolidated financial statements in accordance with generally accepted auditing standards and in their opinion such statements present fairly, in all material respects, the consolidated financial position of Allen Group and its Subsidiaries as of the end of the fiscal year and the consolidated results of operations for the fiscal year then ended;

                (iii) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that Allen Group sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements Allen Group files with the SEC or any successor thereto, or with any national securities exchange; and

                 (iv) an updated Schedule 5.2 along with the financial statements delivered under Subsection (i) or (ii) above, as applicable, for any calendar quarter during which there is a change in any of the facts specified in Schedule 5.2, as then most recently updated.

Each of the financial statements furnished to the Banks pursuant to subsections (i) and (ii) of this Section 7.6(a) shall be accompanied by a Compliance Certificate signed by the chief financial officer or Controller or Treasurer of Allen Group (it being understood that in preparing such certificate the officer's determination of compliance will be based upon periodic, not daily, financial reporting, but that this does not in any way limit or otherwise affect the requirements of any part of this Section 7 or of any other provision of this Agreement that the Borrowers at all times be in compliance with the terms and conditions of this Agreement). In the event Allen Group is no longer required to file Form 10-Q and 10-K Reports with the SEC, it will nevertheless furnish to the Banks at the time hereinabove set forth all the financial and other information that would have comprised such filings.

          (b) Each Borrower will permit each Bank (or such Persons as any Bank may designate) to visit and inspect, under Allen Group's guidance, any of the properties of either Borrower or any Subsidiary, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision each Borrower authorizes such accountants to discuss with the Banks the finances and affairs of the Borrowers and Subsidiaries) all at such reasonable times and as often as may be reasonably requested.

          (c) The Borrowers will promptly give notice to the Agent and each Bank (and in any event within two Business Days after a Borrower has knowledge thereof):

                  (i)     of the occurrence of any Default or Event of Default;

                 (ii) of any default or event of default under any material Contractual Obligation of a Borrower or any Subsidiary;

                (iii) of a material adverse change in the business, operations, property or financial or other condition of Allen Group and its Subsidiaries taken as a whole.

           Section 7.7. Change of Control. If a Change of Control shall occur, the Borrowers will, within 1 Business Day after either becomes aware of the occurrence thereof, give the Agent notice thereof and describe in reasonable detail the facts and circumstances giving rise thereto.

           Section 7.8. Conduct of Business. Allen Group and its Subsidiaries will not engage in any business if, as a result, the general nature of the business which would then be engaged in by Allen Group and its Subsidiaries would be substantially changed from the general nature of the business engaged in by Allen Group and its Subsidiaries on the date of this Agreement. The MARTA Group will not engage in any business except the construction and operation, or the contracting to construct or operate directly or indirectly through subcontractors, vehicle emissions test sites.

           Section 7.9. Liens. Neither Borrower will nor will Allen Group permit any Subsidiary to create, incur, or permit to exist or to be incurred any Lien of any kind on any

Property owned by a Borrower or any Subsidiary; provided, however, that this
Section 7.9 shall not apply to nor operate to prevent:

                  (a) Liens in connection with worker's compensation, unemployment insurance, old age benefits (in any case not including Liens under ERISA), social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or Liens in connection with bids, tenders, contracts or leases to which a Borrower or any Subsidiary is a party (other than contracts for borrowed money), or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the relevant Borrower or such Subsidiary, as the case may be;

                  (b) mechanics', workmen's, materialmen's, landlords', carriers' or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) with respect to obligations which are not due or, if due, are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the relevant Borrower or such Subsidiary, as the case may be;

                  (c) Liens arising out of judgments or awards against a Borrower or any Subsidiary, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrowers and the Subsidiaries secured by such Liens shall not exceed $2,000,000 at any one time outstanding;

                  (d) Liens upon any Property acquired by a Borrower or any Subsidiary after the date hereof (A) to secure the payment of all or any part of the purchase price of such Property upon the acquisition thereof by the Borrower or such Subsidiary, or (B) to secure any indebtedness issued, assumed or guaranteed by a Borrower or any Subsidiary prior to, at the time of, or within 90 days after the acquisition of such Property, which indebtedness is issued, assumed or guaranteed for the purpose of financing all or any part of the purchase price of such Property, provided that in the case of any such acquisition the Lien shall not apply to any Property other than the Property so acquired or purchased;

                  (e) Liens of or upon any Property existing at the time of acquisition thereof by a Borrower or any Subsidiary and not created in contemplation of such acquisition;

                  (f) Liens of or upon any Property of a corporation existing at the time such corporation is merged with or into or consolidated with a Borrower or any Subsidiary or existing at the time of a sale or transfer of the properties of a corporation as an entirety or substantially as an entirety to a Borrower or any Subsidiary and not created in contemplation of such transaction;

                  (g) Liens to secure Debt of any Subsidiary to Allen Group or to a Subsidiary so long as the Debt so secured is not related to any Indebtedness (other than Indebtedness hereunder) of the secured Subsidiary or Allen Group to any Person;

                  (h) Liens for taxes or assessments or other government charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the relevant Borrower or such Subsidiary, as the case may be;

                  (i) Options granted to others to purchase real property or other assets of a Borrower or any Subsidiary in compliance with
         Section 7.13;

                  (j) Minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Borrowers and Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrowers and Subsidiaries;

                  (k) Liens, existing as of the date hereof, securing Indebtedness of a Borrower or any Subsidiary outstanding on the date hereof and listed on Schedule 7.9 to this Agreement;

                  (l) Liens resulting from leases of real or personal property, including without limitation Capital Leases, where a Borrower or Subsidiary is the lessee and which do not violate the limitations of any other provision hereof;

                  (m) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (a) through (l), inclusive, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced;

                  (n) Liens securing Non-Recourse Debt on Property financed by such Debt;

                  (o) Liens on funds derived from a Hedging Loan (before or after the exchange of the borrowed funds into a different currency) securing such Hedging Loan; or

                  (p) Liens not otherwise permitted under this Section 7.9 securing obligations in an aggregate principal amount not exceeding $1,000,000; provided that no Lien on the capital stock of any member of the MARTA Group or on any Debt owed by any member of the MARTA Group to Allen Group or any Subsidiary (other than a member of the MARTA Group) shall be permitted under this Section 7.9 except to the extent such a Lien arises involuntarily by operation of law pursuant to paragraph (a), (b) or (c) of this Section 7.9.

          Section 7.10. Compliance with Laws. Without limiting any of the other covenants of the Borrowers in this Section 7, Allen Group will, and will cause each of its Subsidiaries to, conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that neither Allen Group nor any Subsidiary shall be required to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of Allen Group or such Subsidiary, as the case may be, or (y) the failure to comply therewith could not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of Allen Group and its Subsidiaries on a consolidated basis.

          Section 7.11. Regulation U. The proceeds of each Loan shall be used for general corporate purposes of the relevant Borrower. Neither Borrower shall use any part of the proceeds of any of the Loans directly or indirectly to purchase or carry any margin stock (as defined in Section 5.11 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock except in compliance with Regulations G, U and X of the Board of Governors of the Federal Reserve System.

          Section 7.12. Notice of Litigation. Allen Group shall promptly give notice to the Agent of any litigation or governmental proceeding of the type described in Section 5.6 hereof.

          Section 7.13. Mergers, Consolidations and Sales of Assets. (a) Allen Group will not, and will not permit any of its Subsidiaries to, (i) consolidate with or be a party to a merger with any other Person or (ii) during any fiscal year, sell, lease or otherwise dispose of all or a "substantial part" of the consolidated assets of Allen Group and its Subsidiaries; provided, however, that:

                  (1) any member of the MARTA Group may merge or consolidate with any other member of the MARTA Group; provided that, in any such merger or consolidation involving MARTA, MARTA shall be the surviving or continuing corporation;

                  (2) any Subsidiary (except a member of the MARTA Group) may merge or consolidate with or into or sell, lease or otherwise convey all or a substantial part of its assets to Allen Group or any other Subsidiary for which Allen Group holds at least the same percentage equity ownership; provided that in any such merger or consolidation involving Allen Group, Allen Group or Allen Telecom Group, Inc. shall be the surviving or continuing corporation and shall continue to own all of the assets Allen Group owned immediately before such transaction (other than the capital stock of Allen Telecom Group, Inc. if it is the surviving or continuing corporation); and

                  (3) either Borrower may consolidate or merge with any other Person (except Allen Group will not consolidate or merge with a member of the MARTA Group) if the Borrower is the surviving or continuing corporation and at the time of such consolidation or merger, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

As used in this Section 7.13(a) a sale, lease, transfer or disposition of assets shall be deemed to be of a "substantial part" of the assets of Allen Group and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased, transferred or disposed of by Allen Group and such Subsidiaries (other than in the ordinary course of business) during the same fiscal year, exceeds 5% of the consolidated assets of Allen Group and its Subsidiaries determined as of the end of the immediately preceding fiscal year.

          (b) Allen Group will not permit any material Subsidiary (except members of the MARTA Group) to issue or sell any shares of stock of any class (including as "stock" for the purpose of this subsection any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Subsidiary to any Person other than Allen Group or a Wholly-Owned Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to Allen Group and/or a Subsidiary whereby Allen Group and/or such Subsidiary maintain their same proportionate interest in such Subsidiary.

          (c) Allen Group will not sell, transfer or otherwise dispose of any shares of stock in any material Subsidiary other than members of the MARTA Group (except to qualify directors) or any Indebtedness of any material Subsidiary, and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to Allen Group or a Wholly-Owned Subsidiary) any shares of stock or any Indebtedness of any material Subsidiary, where "material Subsidiary" for purposes of Section 7.13(b) and (c) means any Subsidiary constituting or providing 5% or more of the consolidated assets or revenues of Allen Group and its Subsidiaries.

          Section 7.14. Use of Property and Facilities. (a) Allen Group will, and will cause each Subsidiary to, comply in all material respects with the requirements of all federal, state and local environmental and health and safety laws, rules, regulations and orders applicable to or pertaining to the Properties or business operations of Allen Group or any Subsidiary.

          (b) A Borrower shall provide the Banks with copies of any material notice or other instrument of the type described in Section 5.12(b) hereof within five (5) Business Days after receiving such notice or instrument and of any non-material notice or instrument at least annually along with the financial statements required to be delivered pursuant to Section 7.6(a)(ii).

          Section 7.15. Fixed Charge Coverage Ratio. Allen Group will at the end of each fiscal quarter maintain a Fixed Charge Coverage Ratio, calculated for the four quarter period ending with such fiscal quarter, of not less than 2.00 to 1.00.

          Section 7.16. Consolidated Tangible Net Worth. Allen Group will at all times maintain Consolidated Tangible Net Worth in an amount not less than $80,000,000.

          Section 7.17. Adjusted Consolidated Net Worth. Allen Group will at all times maintain an Adjusted Consolidated Net Worth of not less than $160,000,000 plus 75% of the cumulative amount of consolidated net income of Allen Group and its Subsidiaries for each fiscal quarter of Allen Group commencing after September 30, 1995 through the most recently completed fiscal quarter (without deduction for any consolidated net loss during any such fiscal quarter), plus 75% of the proceeds from any capital stock of Allen Group issued after September 30, 1995, minus redemptions of up to $50,000,000 in Allen Group common stock after September 30, 1995.

          Section 7.18. Funded Debt to Cash Flow Ratios. (a) Allen Group will not permit the Non-MARTA Funded Debt to Cash Flow Ratio to exceed 5.0 to
1.00 at the end of any fiscal quarter.

          (b) Allen Group will not permit the Total Funded Debt to Cash Flow Ratio to exceed 7.0 to 1.0 at the end of any fiscal quarter.

          (c) If any Debt of MARTA is excluded from the computation of Total Funded Debt as Non-Recourse Debt, Allen Group shall provide to the Banks an explanation for such exclusion and copies of the documentation governing such Debt. If after reviewing such documentation and Allen Group's explanation for how the documentation evidences Non-Recourse Debt, the Required Banks reasonably question such classification, in order to further assist their review the Required Banks may request, and Allen Group shall provide at its expense, an opinion of McDara P. Folan, III, or other legal counsel acceptable to the Required Banks, confirming the classification of such Debt as Non-Recourse Debt.

          Section 7.19. Restricted Investments and Contingent Obligations. Allen Group and its Subsidiaries shall not make, retain or have outstanding a Restricted Investment (including, without limitation, those listed on Schedule 7.19 hereto) or a Contingent Obligation to the extent that the sum of all Restricted Investments and all Contingent Obligations (other than Restricted Investments in the MARTA Group and Contingent Obligations solely supporting obligations of the MARTA Group) of Allen Group and its Subsidiaries (other than the MARTA Group), computed on a consolidated basis in accordance with GAAP, except as otherwise expressly provided in the definition of Restricted Investment, would exceed $10,000,000 plus 35% of Adjusted Consolidated Net Worth.

          Section 7.20. Investments in MARTA. The aggregate amount of the Restricted Investments on a consolidated basis of Allen Group and its Subsidiaries in the MARTA Group (calculated without revaluing such investment based on the MARTA Group income or loss) may not exceed at any time the lesser of (i) 50% of Adjusted Consolidated Net Worth and (ii) $80,000,000.

          Section 7.21. Subsidiary Debt. No Subsidiary (except members of the MARTA Group) shall incur any Debt or any Guaranty of Indebtedness of any other Person of the type described in clauses (i)-(v) or (viii) of the definition of Debt except (x) Debt to Allen Group or any other Subsidiary (except members of the MARTA Group) and (y) additional Debt and Guaranties of such type of such Subsidiaries (computed without duplication) in an aggregate outstanding principal amount not to exceed 10% of Adjusted Consolidated Net Worth, in all cases under these clauses (x) and (y) incurred in the ordinary course of business.

SECTION 8.             EVENTS OF DEFAULT AND REMEDIES.

           Section 8.1. Events of Default. Any one or more of the following shall constitute an Event of Default:

                  (a) default in the payment when due of the principal amount of any Loan or of any Reimbursement Obligation, or default for a period of three (3) days in the payment when due of any other obligation hereunder;

                  (b) default by a Borrower in the observance or performance of any covenant set forth in Sections 7.1, 7.7, 7.9 (except as provided in Section 8.1(d) below), 7.13, 7.14(b) and 7.15-7.20;

                  (c) default by a Borrower in the observance or performance of the covenant set forth in Section 7.21, which is not remedied within ninety (90) days;

                  (d) default by a Borrower (i) in the observance or performance of any covenant set forth in Section 7.9 hereof to the extent the relevant Lien was not created through any agreement of, or through any judgment or other judicial order against, a Borrower or Subsidiary or (ii) in the observance or performance of any other provision hereof or of any other Credit Document not mentioned in (a),
         (b) or (c) above, which is not remedied within thirty (30) days after notice thereof to the Borrowers by the Agent;

                  (e) (i) default shall occur in the payment when due of any Indebtedness or Contingent Obligation in an aggregate principal amount of $1,000,000 or more of a Borrower or any Subsidiary or (ii) default shall occur under any indenture, agreement or other instrument under which any Indebtedness or Contingent Obligation of a Borrower or any Subsidiary in an aggregate principal amount of $5,000,000 or more may be issued or created and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or Contingent Obligation or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or

Contingent Obligation or any mandatory unscheduled prepayment, purchase or funding thereof;

                  (f) any representation or warranty made herein or in any other Credit Document by a Borrower, or in any statement or certificate furnished pursuant hereto or pursuant to any other Credit Document by a Borrower, or in connection with any Credit Event proves untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

                  (g) Allen Group or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i)-(v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(h) hereof;

                  (h) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Allen Group or any Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 8.1(g)(v) shall be instituted against Allen Group or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

                  (i) Allen Group shall fail at any time to own 94% (on a fully diluted basis) of the Voting Stock of the MARTA Group directly or indirectly through one or more Subsidiaries in which it holds 94% or more of the Voting Stock;

                  (j) Allen Group or any Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $5,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith;

                  (k) either Borrower or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a "Material Plan") shall be filed under Title_IV of ERISA by either Borrower, any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against either Borrower or any ERISA Affiliate to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

                  (l) any person or group of persons (within the meaning of Section 13 or 14 of the Securities and Exchange Act of 1934, as amended) shall acquire legal or beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 30% or more in voting power of the outstanding Voting Stock of Allen Group (a "Change of Control"); or

                  (m) an "event of default" (as defined therein) shall occur under any Bond Document, if it permits the Bond Letter of Credit Issuer to declare an early expiration date for a Bond Letter of Credit, accelerate the Bonds secured by a Bond Letter of Credit, not reinstate any interest component of a Bond Letter of Credit or take any similar action or remedy under a Reimbursement Agreement.

           Section 8.2. Non-Bankruptcy Defaults. When any Event of Default other than those described in Sections 8.1(g) or (h) hereof has occurred and is continuing, the Agent shall, by notice to the relevant Borrower, (a) if so directed by the Required Banks, terminate the remaining Commitments to such Borrower and all other obligations of the Banks to such Borrower hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Banks, declare the principal of and the accrued interest on all outstanding Notes of such Borrower to be forthwith due and payable and thereupon all of said Notes, including both principal and interest, shall be and become immediately due and payable together with all other amounts payable under this Agreement without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Banks, demand that Allen Group immediately pay to the Agent the full amount then available for drawing under each or any Letter of Credit, and Allen Group agrees to immediately make such payment and acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by Allen Group to honor any such demand and that the Agent, for the benefit of the Banks, shall have the right to require Allen Group to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Agent, after giving notice to a Borrower pursuant to Section 8.1 or this Section 8.2, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice. A notice under clauses (a) or (b) of this Section 8.2, or both, may be delivered to one or to both Borrowers depending on the instructions of the Required Banks.

           Section 8.3. Bankruptcy Defaults. When any Event of Default described in subsection (g) or (h) of Section 8.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under this Agreement without presentment, demand, protest or notice of any kind, the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate, and Allen Group shall immediately pay to the Agent the full amount then available for drawing under all outstanding Letters of Credit, Allen Group acknowledging that the Banks would not have an adequate remedy at law for failure by Allen Group to honor any such demand and that the Banks, and the Agent on their behalf, shall have the right to require Allen Group to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any of the Letters of Credit.

           Section 8.4. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.2(b) or under Section 8.2 or 8.3 above, Allen Group shall forthwith pay the amount required to be so prepaid, to be held by the Agent as provided in subsection (b) below.

          (b) All amounts prepaid pursuant to subsection (a) above shall be held by the Agent in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the "Account") as security for, and for application by the Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by an Issuing Bank, and to the payment of the unpaid balance of any Loans (whether direct Loans to Allen Group or Loans to MARTA, which are all guaranteed by Allen Group pursuant to Section 11 hereof) and all other obligations of Allen Group hereunder. The Account shall be held in the name of and subject to the exclusive dominion and control of the Agent for the benefit of the Agent, the Issuing Banks and the other Banks. If and when requested by Allen Group, the Agent shall invest funds held in the Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Agent is irrevocably authorized to sell investments held in the Account when and as required to make payments out of the Account for application to amounts due and owing from Allen Group to the Agent, the Issuing Bank or the other Banks; provided, however, that if (i) Allen Group shall have made payment of all such obligations referred to in subsection (a) above, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and
(iii) no Letters of Credit, Commitments, Loans or other obligations remain outstanding hereunder, then the Agent shall repay to Allen Group any remaining amounts held in the Account.

          (c) As security for the payment when due of all of the Obligations, Allen Group hereby pledges and assigns to the Agent for the benefit of the Agent and the Banks (including the Issuing Banks), and grants to the Agent for the benefit of the Agent and the Banks (including the Issuing Banks), a general lien on and security interest in and right of set-off against, all of its right, title and interest in and to the Account.

           Section 8.5. Bond Letters of Credit. In addition to the remedies otherwise described in this Section 8 or in any other Credit Document or Bond Document, upon the occurrence of an Event of Default hereunder, the Agent, at the request of the Required Banks, shall direct the Bond Letter of Credit Issuer to exercise one or more of the following rights and remedies:
(a) give notice of the occurrence of an Event of Default hereunder (or of an "event of default" under the applicable Reimbursement Agreement) to the applicable Trustee directing an acceleration, redemption or tender of the applicable Bonds, thereby causing the applicable Bond Letter of Credit to terminate the number of days thereafter specified in such Bond Letter of Credit; (b) if permitted under the terms of the applicable Bond Letter of Credit, give notice that an amount drawn under a Bond Letter of Credit to pay interest on Bonds will not be reinstated; and/or (c) pursue any rights and remedies provided to the Issuing Bank and/or the Agent under the Bond Documents. Each Bank acknowledges that if the notice described in clause (b) of the preceding sentence is not delivered on a timely basis, the interest component of the applicable Bond Letter of Credit will reinstate in accordance with its terms.

           Section 8.6. Notice of Default. (a) By Agent. The Agent shall give notice to the Borrowers under Section 8.1(d) hereof promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

          (b) For Issuing Banks. No Issuing Bank shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless such Issuing Bank shall have received written notice from the Agent (or, with respect to a Default or Event of Default under Section 8.1(m), from any party to a Bond Document, which notice shall then promptly be delivered by the Issuing Bank to the Agent). The Bond Letter of Credit Issuer shall take such action with respect to such Default or Event of Default under the Reimbursement Agreements and the Bond Documents as shall be requested by the Agent in accordance with Section 8.5; provided that unless and until such Issuing Bank shall have received any such request, such Issuing Bank may (but shall not be obligated to) take such action, or refrain from taking such action, concerning such Default or Event of Default as it shall deem advisable and in the best interest of the Banks, except any action resulting in the acceleration, redemption or mandatory tender of any Bonds or the nonreinstatement of the interest component of any Bond Letter of Credit, which shall only be taken at the request of the Agent acting on the instructions of the Required Banks.

           Section 8.7. Expenses. The Borrowers agree to pay to the Agent and each Bank, and any other holder of any Note outstanding hereunder, all expenses incurred or paid by the Agent or such Bank or any such holder, including reasonable attorneys' fees (which may be in-house attorneys) and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the terms hereof or of any of the other Credit Documents.

SECTION 9.             CHANGE IN CIRCUMSTANCES.

           Section 9.1. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Bank to make or continue to maintain Eurodollar Loans or to give effect to its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Borrowers and such Bank's obligations to make or maintain Eurodollar Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain Eurodollar Loans. The relevant Borrower(s) shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts due and payable to such Bank under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the relevant Borrower or Borrowers may then elect to borrow the principal amount of the affected Eurodollar Loans from such Bank by means of Domestic Rate Loans from such Bank that shall not be made ratably by the Banks but only from such affected Bank.

           Section 9.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

                  (a) the Agent determines that deposits in United States Dollars (in the applicable amounts) are not being offered to it in the eurodollar market for such Interest Period, or

                  (b) Banks having 50% or more of the aggregate amount of the Commitments (excluding the Commitment of the Agent as a Bank) advise the Agent that the LIBOR as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Eurodollar Loans for such Interest Period, then the Agent shall forthwith give notice thereof to the Borrowers and the Banks, whereupon until the Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, which notification the Agent shall promptly give the Borrowers when it determines such circumstances no longer exist, the obligations of the Banks to make Eurodollar Loans shall be suspended.

           Section 9.3. Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office), including (if applicable) in its capacity as the Issuing Bank hereunder, with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                  (i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein, or any other amounts due under this Agreement in respect of its Eurodollar Loans, Letter(s) of Credit, or participations therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office); or

                 (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirements (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the United States market for certificates of deposit or the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letters(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, to issue a Letter of Credit or to participate therein;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

          (b)    If, after the date hereof, any Bank (including as an Issuing
Bank) shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revisions in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital, or on the capital of any corporation controlling such Bank, as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

          (c) A certificate of a Bank setting forth such amount or amounts as shall be necessary to compensate such Bank or the corporation controlling it as specified in subsection (b) above shall be delivered to the Borrowers (with a copy to the Agent) and shall be conclusive absent manifest error. The Borrowers shall be obligated to pay each Bank the amount shown as due on any such certificate delivered by it within 10 Business Days after their receipt of the same.

          (d) In the event any Bank (including, if applicable, in its capacity as an Issuing Bank) delivers a certificate pursuant to subsection (c) above or gives notice under Section 9.1 that it will not fund or maintain Eurodollar Loans, the Borrowers may require, at their expense, such Bank to assign (in accordance with Section 12.12 hereof) all its interests, rights and obligations hereunder (including all of its Commitment, the Loans at the time owing to it, and the Notes and participations in Letters of Credit held by it or, in the case of an assignment solely of an Issuing Bank's rights and obligations, solely its rights and obligations in such capacity) to a financial institution specified by the Borrowers (a "Substitute Bank"), provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental agency or instrumentality, (ii) the Borrowers shall have received the written consent of the Agent and Issuing Banks (other than the affected Issuing Bank in the case of an assignment by it in such capacity), which consent shall not be unreasonably withheld, to such assignment and (iii) the Borrowers shall have paid to the assigning Bank all monies then due to it under the Credit Documents (including pursuant to this Section 9.3) with the Substitute Bank purchasing all accrued but not yet due Obligations owed such assigning Bank.

          (e) Promptly after any Bank becomes aware of any circumstance which will, in its sole judgment, result in a request for increased compensation pursuant to Section 9.3(b), such Bank shall notify the Borrowers thereof (with a copy to the Agent). Failure on the part of any Bank so to notify the Borrowers or to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's right to demand compensation with respect to such period or any other period. The protection of this Section 9.3 shall be available to each Bank and Agent regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

           Section 9.4. Lending Offices. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a "Lending Office") for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrowers and the Agent.

           Section 9.5. Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the eurodollar interbank market having a maturity corresponding to such Loan's Interest Period and bearing an interest rate equal to the LIBOR for such Interest Period.

SECTION 10.            THE AGENT.

          Section 10.1. Appointment and Authorization of Agent. Each Bank hereby appoints Bank of Montreal as Agent hereunder and hereby authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

          Section 10.2. Agent and Affiliates. The Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Bank and may exercise or refrain from exercising the same as though it were not Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with either Borrower or any Affiliate of a Borrower as if it were not an Agent hereunder. The term Bank as used herein and in all other Credit Documents, unless the context otherwise clearly requires, includes the Agent in its individual capacity as a Bank.

          Section 10.3. Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Event of Default, except as expressly provided in Sections 8.2, 8.3 and 8.6(a).

          Section 10.4. Consultation with Experts. The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

          Section 10.5 Liability of Agent and Issuing Bank; Credit Decision. Neither the Agent nor any Issuing Bank, nor any of their respective directors, officers, agents, or employees, shall be liable for any action taken or not taken by it in connection with this Agreement, any Letter of Credit or any other Credit Document (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any Issuing Bank, nor any of their respective directors, officers, agents or employees, shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of either Borrower contained in any Credit Document; (iii) the satisfaction of any condition specified in Section 6 hereof, except receipt of items required to be delivered to it under Section 6; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes, any Letter of Credit, any other Credit Document or any other instrument or writing furnished in connection herewith, or the perfection, value, worth or collectibility of any Credit Document, and neither the Agent nor any Issuing Bank makes any representation of any kind or character with respect to any such matter mentioned in this sentence. Neither the Agent nor any Issuing Bank shall incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular, neither the Agent nor any Issuing Bank shall have any responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it hereunder. The Agent and each Issuing Bank shall each in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent may treat the owner of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such owner in form satisfactory to the Agent. Each Bank acknowledges that it has independently and without reliance on the Agent, any Issuing Bank or any other Bank and based upon such information, investigations and inquiries as its deems appropriate made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth herein. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Borrowers and the Subsidiaries, and the Agent and Issuing Bank shall not have any liability to any Bank with respect thereto.

          Section 10.6. Costs and Expenses. Each Bank agrees to reimburse the Agent for all out-of-pocket costs and expenses suffered or incurred by the Agent in performing its duties hereunder or in the exercise of any right or power imposed or conferred upon the Agent hereby, to the extent that the Agent is not promptly reimbursed for same by the Borrowers, all such costs and expenses to be borne by the Banks ratably in accordance with the amounts of their respective Percentages.

          Section 10.7. Indemnity. The Banks shall ratably, in accordance with their Percentages, indemnify and hold the Agent, and its directors, officers, employees, agents and representatives (including as such any security trustee therefor) harmless from and against any liabilities, losses, costs or expenses suffered or incurred by them hereunder or in connection with the transactions contemplated hereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrowers and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Banks under this Section 10.7 and all other parts of this Section 10 shall survive termination of this Agreement.

          Section 10.8. Resignation of Agent and Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrowers. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent with the consent of the Borrowers. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be any Bank hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as an Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

SECTION 11.            ALLEN GROUP GUARANTEE.

          Section 11.1. The Guarantee. To induce the Banks to provide the several credits described herein, Allen Group hereby unconditionally and irrevocably guarantees to the Banks, the Issuing Banks, the Agent, and to each of them, the due and punctual payment of all present and future indebtedness of MARTA evidenced by or arising out of this Agreement, the Notes of MARTA or any other Credit Documents, including, but not limited to, the due and punctual payment of principal of and interest on the Notes of MARTA and the due and punctual payment of all other sums now or hereafter owed by MARTA under the Credit Documents as and when the same shall become due and payable, whether at their stated maturity, by acceleration or otherwise, according to the terms hereof and thereof. In case of failure by MARTA punctually to pay any indebtedness guaranteed hereby, Allen Group hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by MARTA.

          Section 11.2. Guarantee Unconditional. The obligations of Allen Group as guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

                  (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of MARTA under this Agreement, any Note or any other Credit Document by operation of law or otherwise;

                  (b) any modification or amendment of or supplement to this Agreement, any Note or any other Credit Document (it being understood that Allen Group hereunder must consent to any modification, amendment or supplement to this Agreement, its Notes or any other Credit Document to which it is a party);

                  (c) any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting MARTA or its assets or any resulting release or discharge of any obligation of MARTA contained in this Agreement, any Note or any other Credit Document;

                  (d) the existence of any claim, set-off or other rights which Allen Group may have at any time against the Agent, any Issuing Bank, any Bank or any other Person, whether or not arising in connection with a Credit Document, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

                  (e) any invalidity or unenforceability relating to or against MARTA for any reason of this Agreement, any Note or any other Credit Document, or any provision of applicable law or regulation purporting to prohibit the payment by MARTA of the principal of or interest on any Note or any other amount payable by it under this Agreement or any other Credit Document; or

                  (f) any other act or omission to act or delay of any kind by the Agent, any Issuing Bank, any Bank or any other Person (other than an express accord and satisfaction between a Bank or the Agent and Allen Group in so far as it expressly discharges an obligation) or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of Allen Group under this Section 11.

          Section 11.3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Allen Group's obligations under this Section 11 shall remain in full force and effect until the commitments to MARTA are terminated and the principal of and interest on the Notes of MARTA and all other amounts payable by MARTA under this Agreement, any Note and all other Credit Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by MARTA under this Agreement or any other Credit Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of MARTA, or otherwise, Allen Group's obligations under this
Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

          Section 11.4. Waivers. (a) General. Allen Group irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Agent, any Issuing Bank, any other Bank or any other Person against MARTA or any other Person.

          (b) Subrogation. Allen Group will not exercise any rights it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations owed by MARTA shall have been paid in full subsequent to the Termination Date. If any amount shall be paid to Allen Group on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by such Guarantor hereunder and (y) the Termination Date, such amount shall be held in trust for the benefit of the Agent and the Banks and shall forthwith be paid to the Agent or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

          Section 11.5. Stay of Acceleration. If acceleration of the time for payment of any amount payable by MARTA under this Agreement, any Note or any other Credit Document is stayed upon the insolvency, bankruptcy or reorganization of MARTA, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by Allen Group hereunder forthwith on demand by Agent made at the request of the Required Banks.

          Section 11.6. Removal of MARTA. Allen Group may at any time remove MARTA as a Borrower hereunder, without any need for the consent of any Bank or MARTA, by paying or causing MARTA to pay all Obligations hereunder owed by MARTA and directing that the MARTA Revolving Commitments are terminated. Thereupon, MARTA shall have no right to borrow hereunder, this Agreement shall automatically be considered amended so that all references to Borrowers are references to Allen Group as the sole Borrower hereunder, and the Guarantee in this Section 11 shall terminate except to the extent it may be reinstated pursuant to Section 11.3.

SECTION 12.            MISCELLANEOUS.

          Section 12.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 12.1(b) hereof, each payment by either Borrower under this Agreement or the Notes shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which such Borrower is domiciled, any jurisdiction from which such Borrower makes any payment, or any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the relevant Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attached thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank (including as an Issuing Bank) and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Bank or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Bank pays any amount in respect of any such taxes, penalties or interest the relevant Borrower shall reimburse the Agent or such Bank for that payment on demand in the currency in which such payment was made. If a Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment. If any Bank or the Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by a Borrower and evidenced by such a tax receipt, such Bank or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Bank or Agent determines is attributable to such deduction or withholding and which will leave such Bank or Agent (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Bank and the Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Bank or the Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

          (b) U.S. Withholding Tax Exemptions. Each Bank (including each Issuing Bank and the Agent in its capacity as a Bank) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to each Borrower and (except for the Agent) to the Agent on or before the earlier of the date the initial Borrowing is made hereunder and thirty (30) days after the date hereof, two duly completed and signed copies of either Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Bank, including fees, pursuant to this Agreement and the Loans) or Form 4224 (relating to all amounts to be received by such Bank, including fees, pursuant to this Agreement and the Loans) of the United States Internal Revenue Service. Thereafter and from time to time, each Bank shall submit to each Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) notified by a Borrower, directly or through the Agent, to such Bank and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to this Agreement or the Loans. Upon the request of a Borrower or the Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and Agent a certificate to the effect that it is such a United States person.

          (c) Inability of Bank to Submit Forms. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrowers or Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) of this Section 12.1 or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Borrowers and Agent of such fact and, without affecting either Borrower's obligations hereunder, the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

          Section 12.2. No Waiver of Rights. No delay or failure on the part of the Agent or any Bank or on the part of the holder or holders of any
Note in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Agent, the Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

          Section 12.3. Non-Business Day. If any payment of principal or interest on any Loan shall fall due on a day which is not a Business Day, interest at the rate such Loan bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

          Section 12.4. Documentary Taxes. Each Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to this Agreement, any Note of its or (in the case of Allen Group) any Letter of Credit, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

          Section 12.5. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and of the Notes and the issuance of any Letter of Credit, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

          Section 12.6. Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans and the Letters of Credit, including, but not limited to, Section 1.11 and Section 9.3 hereof, shall survive the termination of this Agreement and the payment of the Loans, the Reimbursement Obligations and the Notes; provided that any Bank seeking compensation pursuant to Section 1.11 or Section 9.3 hereof shall make a claim for such compensation no later than six (6) months after the termination of all Commitments hereunder and the repayment of all Loans and Reimbursement Obligations.

          Section 12.7. Sharing of Set-Off. Each Bank agrees with each other Bank a party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise ("Set-off"), on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Bank (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

          Section 12.8. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including telecopy or telex) and shall be given to such party at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify by notice to the Agent and the Borrowers, given by United States certified or registered mail, by overnight courier service, by telegram or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder to the Banks and the Agent shall be addressed to their respective addresses, telecopier and telephone number set forth on the signature pages hereof, and to the Borrowers to:

                                  For Allen Group:

                                  The Allen Group Inc.
                                  25101 Chagrin Boulevard
                                  Beachwood, Ohio 44122
                                  Attention:  Treasurer (with a copy to
                                    General Counsel)
                                  Telephone:  216-765-5805
                                  Telecopy:  216-765-0410

                                  For MARTA:

                                  c/o The Allen Group Inc.
                                  25101 Chagrin Boulevard
                                  Beachwood, Ohio 44122
                                  Attention:  Treasurer (with a copy to
                                    General Counsel)
                                  Telephone:  216-765-5805
                                  Telecopy:  216-765-0410

         Each such notice, request or other communication shall be effective
(i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 12.8 or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means (including by overnight courier), when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 1 or Section 2 shall be effective only upon receipt.

          Section 12.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.

         Section 12.10. Successors and Assigns. This Agreement shall be binding upon each Borrower and its respective successors and assigns, and shall inure to the benefit of each of the Banks and the benefit of their respective successors and assigns, including any subsequent holder of any Note. Neither Borrower may assign any of its rights or obligations hereunder without the written consent of all of the Banks, subject to Section 7.13.

         Section 12.11. Participants and Note Assignees. Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made, and/or Commitments held, and the Reimbursement Obligations, or participations therein, held by such Bank at any time and from time to time, and to assign its rights under such Loans, or the Notes evidencing such Loans, and/or the

Reimbursement Obligations, or participations therein, to one or more other Persons; provided that no such participation or assignment shall relieve any Bank of any of its obligations under this Agreement, and provided further that no such assignee or participant shall have any rights under this Agreement except as provided in this Section 12.11, and the Agent shall have no obligation or responsibility to such participant or assignee, except that nothing herein provided is intended to affect the rights of an assignee of a Note to enforce the Note assigned. Any party to which such a participation or assignment has been granted shall have the benefits of Section 1.11 and Section
9.3 hereof. Any Bank assigning any Note hereunder shall give prompt notice thereof to the relevant Borrower and the Agent, who shall in each case only be required to treat such assignee of a Note as the holder thereof after receipt of such notice.

         Section 12.12. Assignment of Commitments by Banks. Each Bank shall have the right at any time, with the prior consent of each Issuing Bank and the Agent, which shall not be unreasonably withheld, to sell, assign, transfer or negotiate all or any part of its Commitments (including the same percentage of its Notes, outstanding Loans, participations in Letters of Credit and its other extensions of credit to each Borrower hereunder) to one or more commercial banks or other financial institutions that have the capability to fund Loans at the interest rates provided in this Agreement, provided that the assignee must assume Commitments of at least $5,000,000; the same Percentage of the assigning Bank's Commitments to Allen Group and MARTA must be assigned; the Percentage so assigned shall remain constant, not vary by its terms, and shall be the same for all Sections of this Agreement; and assignments from a Bank to one of its affiliates do not require the consent of either Issuing Agent or the Agent. Upon any such assignment, its notification to the Agent, and (except in the case of an assignment by a Bank to an affiliate) the payment to the Agent of a $2,500 recordation and administration fee, any such assignee shall become a Bank for all purposes hereunder to the extent of the Commitments it assumes, and the assigning Bank shall be released from its obligations, and will have released its rights, hereunder to the extent of such assignment.

         Section 12.13. Amendments. Any provision of any Credit Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) each Borrower (or only Allen Group in the case of Section 11), (b) the Required Banks, and (c) if the rights or duties of an Issuing Bank or the Agent are affected thereby, the relevant Issuing Bank or Agent; provided that:

                  (i) no amendment or waiver pursuant to this Section 12.13 shall (A) increase any Commitment or Percentage of any Bank without the consent of such Bank or (B) reduce the amount of or postpone the date for payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of all the Banks;

                 (ii) no amendment or waiver pursuant to this Section shall, unless signed by each Bank, change the provisions of this
         Section 12.13, the definition of Required Banks, or any condition precedent set forth in Section 6 hereof or the provisions of

Sections 8.1(g), 8.1(h), 8.3 or 9, or affect the number of Banks required to take any action under this Agreement; and

                (iii) the Bond Letter of Credit Issuer may enter into any amendment or modification of, or may waive compliance with the terms of any Bond Document (other than an Indenture), without the consent of any Bank; provided that without the consent of all the Banks, the Bond Letter of Credit Issuer shall not execute any instrument agreeing to any amendment or modification of, or waiver of compliance with any Reimbursement Agreement or Bond Document, (i) which would (A) reduce the principal of, or interest on, any L/C Obligation, (B) postpone the due date for any payment of principal of, or interest on, any L/C Obligation, (C) extend the termination date of a Bond Letter of Credit beyond the Termination Date, (D) increase the amount of any Bond Letter of Credit or otherwise increase in any material manner the obligations of the Participating Banks, or (E) release or otherwise adversely affect the interests of the Participating Banks in any collateral granted under any Reimbursement Agreement or Bond Document, or (ii) after the occurrence of a Default or Event of Default of which it has notice as provided in Section 8.6(b); provided that (i) at least thirty (30) days before extending the termination date of any Bond Letter of Credit the Bond Letter of Credit Issuer shall notify the Agent, which will then notify each Bank, of such proposed extension and (ii) the Bond Letter of Credit Issuer will not waive any "event of default" arising under any Reimbursement Agreement or Bond Document without the consent of the Required Banks.

         Section 12.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

         Section 12.15. Legal Fees and Indemnification. The Borrowers agree to pay the reasonable fees and disbursements of Messrs. Chapman and Cutler, counsel to the Agent, in connection with the preparation and execution of this Agreement, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. The Borrowers further agree to indemnify each Bank and the Agent, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor) which any of them may pay or incur arising out of or relating to this Agreement, any Note, any Letter of Credit, any drawing thereunder, any of the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Credit Document, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrowers, upon demand by the Agent or a Bank at any time, shall reimburse the Agent or such Bank for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified or to any breach of an express contractual obligation owed by the party to be indemnified; provided, however, that (i) the Borrowers shall not, in connection with any such proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm for the Banks and the Agent (which shall be selected by the Agent after consultation with the Borrowers), (ii) the Agent and each Bank shall consult with the Borrowers from time to time at the request of the Borrowers regarding the conduct of the defense in any such proceeding and will cooperate with the Borrowers in their joining as parties to any such proceeding to the extent the Borrowers are permitted by law to join such litigation, and
(iii) the Borrowers shall not be obligated to pay an amount of any settlement entered into without their consent (which shall not be unreasonably withheld). The obligations of the Borrowers under this Section 12.15 shall survive the termination of this Agreement.

         Section 12.16. Governing Law. This Agreement and the Notes, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

         Section 12.17. Entire Agreement. This Agreement and the other Credit Documents constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded hereby.

         Section 12.18. Termination of 1994 Credit Agreement and MARTA Loan Facilities. Allen Group and each of the Banks hereunder that is a party to the 1994 Credit Agreement consents to the termination of the "Commitments" on the Effective Date, notwithstanding the notice requirements for such termination set forth in Section 1.12 of the 1994 Credit Agreement. Because such Banks hereunder constitute the "Required Banks" under the 1994 Credit Agreement, the 1994 Credit Agreement shall terminate and all amounts payable thereunder, including accrued and unpaid commitment fees payable under Section 2.1(a) thereof, shall be payable on the Effective Date. MARTA and each of the three Banks party to separate $20,000,000 loan facilities (i.e. Bank of America Illinois, Bank of Montreal, and Society National Bank) with MARTA agree that each such loan facility to which it is a party is terminated on the Effective Date with all amounts owing thereunder payable as provided therein.

         Section 12.19. Nature of Borrower Obligations. The obligations of each Borrower under its Notes are several, not joint, subject to Allen Group's Guarantee of MARTA's obligations under its Notes set forth in Section 11. Wherever herein the Borrowers, rather than only an individual Borrower, undertake a payment obligation, such obligation is joint and several, and each Borrower agrees that its joint and several obligation to make such payment is absolute and unconditional in the same manner as set forth in Section 11.2 for Allen Group's Guarantee.

         Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

Dated as of December 18, 1995.


                                        THE ALLEN GROUP INC.


                                        By /s/ James L. LePorte
                                          -------------------------------
                                          Its Vice President, Treasurer
                                              ---------------------------
                                              & Controller
                                              ---------------------------

                                        By /s/ Robert G. Paul
                                          -------------------------------
                                          Its President and CEO
                                              ---------------------------

                                        MARTA TECHNOLOGIES, INC.


                                        By /s/ James L. LePorte,
                                          -------------------------------
                                          Its Vice President, Treasurer
                                              ---------------------------
                                              & Controller
                                              ---------------------------

                                        By /s/ Robert G. Paul
                                          -------------------------------
                                          Its President and CEO
                                              ---------------------------

         Accepted and Agreed to as of the day and year last above written.

Address and Amount of Commitments:

Address:     115 S. LaSalle Street             BANK OF MONTREAL, CHICAGO
             Chicago, Illinois 60603            BRANCH, in its individual
             Attn:  Erin Keyser                 capacity as a Bank and as Agent

Telecopy:  (312) 750-4314
Telephone:  (312) 750-5943                     By /s/ Erin M. Keyser
                                                 -----------------------------
                                                 Its Director
                                                    --------------------------

Allen Group Revolving Commitment:  $18,788,179.91
MARTA Revolving Commitment:  $15,102,040.82
Participation in Bond Letters of Credit:  $3,109,779.27
Percentage:  25.17006803%

Lending Offices:
                       115 S. LaSalle Street
                       Chicago, IL 60603

Address:        231 S. LaSalle Street          BANK OF AMERICA ILLINOIS, in its
                Chicago, IL 60697               capacities as a Bank, as an
                Attn:  Paul B. Higdon           Issuing Bank, and as Co-Agent

Telecopy:  (312) 987-5833
Telephone:  (312) 828-7952
                                               By /s/ Paul B. Higdon
                                                 -----------------------------
                                                 Its Managing Director
                                                    --------------------------

Allen Group Revolving Commitment:  $12,694,716.16
MARTA Revolving Commitment:  $10,204,081.63
Participation in Bond Letters of Credit:  $2,101,202.21
Percentage:  17.00680272%

Lending Offices:
                       231 S. LaSalle Street
                       Chicago, IL 60697

                                        SOCIETY NATIONAL BANK
Address:  127 Public Square
          01-127-0606
          Cleveland, OH 44114-1306
          Attn:  Peter D. Moore
Telecopy:  (216) 689-3814
Telephone:  (216) 689-3553                           By /s/ Lawrence A. Mack
Allen Group Revolving Commitment:  $12,694,716.16      ----------------------
MARTA Revolving Commitment:  $10,204,081.63            Its Vice President
Participation in Bond Letters of Credit:  $2,101,202.21   -------------------
Percentage:  17.00680272%

Lending Offices:
                       127 Public Square
                       Cleveland, OH 44114-1306

                                        BAYERISCHE VEREINSBANK AG,
                                        CHICAGO BRANCH
Address:  333 W. Wacker Drive, Suite 680
              Chicago, Illinois 60606
             Attn:  Kendal Baker, Vice President     By /s/ Kendal Baker
Telecopy:  (312) 368-8615                              -----------------------
Telephone:  (312) 368-3313                             Its Vice President
Allen Group Revolving Commitment:  $7,616,829.69          --------------------
MARTA Revolving Commitment:  $6,122,448.98           By /s/ Martin J. O'Malley
Participation in Bond Letters of Credit:  $1,260,721.33 ----------------------
Percentage:  10.20408163%                               Its Vice President
                                                           -------------------
Lending Offices:
                       333 W. Wacker Drive, Suite 680
                       Chicago, IL 60606

                                        DRESDNER BANK AG, New York
                                         and Grand Cayman Branches, in its
Address:  75 Wall Street                 capacities as a Bank and as an
          New York, New York 10005       Issuing Bank

         Attn:  Deborah Slusarczyk      By /s/ Deborah Slusarczyk
Telecopy:  (212) 429-2524                 --------------------------------
Telephone:  (212) 429-2244                Its Vice President
                                             -----------------------------
                                        By /s/ Robert Grella
                                          --------------------------------
                                          Its Vice President
                                             -----------------------------
Allen Group Revolving Commitment:  $7,616,829.69
MARTA Revolving Commitment:  $6,122,448.98
Participation in Bond Letters of Credit:  $1,260,721.33
Percentage:  10.20408163%

Lending Offices:       Domestic Rate Loans:

                              75 Wall Street
                              New York, New York 10005

                              Eurodollar Loans:

                              Grand Cayman Branch
                              c/o New York Branch
                              75 Wall Street
                              New York, New York 10005

                                        NATIONSBANK OF TEXAS, N.A.
Address:  901 Main Street
          64th Floor
          Dallas, Texas 75202
                                        By /s/ W. Hutchinson McClendon, IV
                                          --------------------------------
          Attn:  W. Hutchinson McClendon, IV
                                          Its Senior Vice President
Telecopy:  (214) 508-9390                    -----------------------------
Telephone:  (214) 508-0996
Allen Group Revolving Commitment:  $7,616,829.69
MARTA Revolving Commitment:  $6,122,448.98
Participation in Bond Letters of Credit:  $1,260,721.33
Percentage:  10.20408163%

Lending Offices:
                       901 Main Street
                       64th Floor
                       Dallas, Texas 75202

                                        NBD BANK
Address:  611 Woodward
          Detroit, Michigan 48266
          Attn:  Andy Strait
Telecopy:  (313) 225-3269
Telephone:  (313) 225-3300                        By /s/ Andrew W. Strait
                                                    ----------------------
Allen Group Revolving Commitment:  $7,616,829.69
                                                    Its Vice President
MARTA Revolving Commitment:  $6,122,448.98             -------------------
Participation in Bond Letters of Credit:  $1,260,721.33
Percentage:  10.20408163%

Lending Offices:       611 Woodward
                       Detroit, Michigan 48266

                                   EXHIBIT A
                           NOTICE OF PAYMENT REQUEST

[Name of Bank]                    [Date]
[Address]

Attention:

         Reference is made to the Credit Agreement dated as of December_18, 1995 among The Allen Group Inc., MARTA Technologies, Inc., the Banks named therein, and Bank of Montreal, as Agent (the "Credit Agreement"). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [Allen Group has failed to pay its Reimbursement Obligation in the amount of $______________. Your Bank's Percentage of the unpaid Reimbursement Obligation is $________________] or [The (fill in Issuing
Bank) has been required to return a payment by Allen Group of a Reimbursement Obligation in the amount of $__________________. Your Bank's Percentage of the returned Reimbursement Obligations is $____________________.]

                                        Very truly yours,

                                        [Insert Name of Issuing Bank]

                                        By __________________________________
                                        Its _________________________________

                                  EXHIBIT B
                                    NOTE
U.S. $___________________                             __________________, 199__

        FOR VALUE RECEIVED, the undersigned
___________________________________, a ________________________ corporation
(the "Borrower"), promises to pay to the order of ________________________________________________ (the "Bank") on the
Termination Date of the hereinafter defined Credit Agreement at the principal office of Bank of Montreal in Chicago, Illinois, in immediately available funds, the principal sum of _____________________________________ Dollars
($_________________) or, if less, the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower under its Commitment pursuant to the Credit Agreement and with each Loan to mature and become payable on the last day of the Interest Period applicable thereto, but in no event later than the Termination Date, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

         The Bank shall record on its books and records or on the schedule attached to this Note, which is a part hereof, each Loan made by it to the Borrower pursuant to its Commitment, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Loan is a Domestic Rate Loan or a Eurodollar Loan and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on the schedule attached to this Note. The record thereof, whether shown on such books and records or on the schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

         This Note is one of the Notes referred to in the Credit Agreement dated as of December 18, 1995, between the Borrower, Bank of Montreal, as Agent, and others (the "Credit Agreement"), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.
All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

         Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

         The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

                                      ______________________________________

                                      By____________________________________
                                        Its_________________________________

                                   EXHIBIT C

                               [FORM OF OPINION]
To each of the Banks named in the
  hereinafter-defined Credit Agreement

c/o Bank of Montreal
115 South LaSalle Street
Chicago, Illinois  60603
as Agent under
the Credit Agreement defined below

Gentlemen:

         I am Vice President, Secretary and General Counsel of The Allen Group Inc. and Vice President and Secretary of MARTA Technologies, Inc. (each a "Borrower" and collectively the "Borrowers"), and I have acted as counsel for the Borrowers and am familiar with the actions taken with respect to the authorization, execution and delivery, and have examined a counterpart of, the Credit Agreement dated as of December 18, 1995, among the Borrowers and the Banks and Agent named therein (the "Credit Agreement"), executed by the Borrowers and the Notes issued by the Borrowers thereunder. All terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

         In connection with this opinion, I have examined such corporate documents and records of the Borrowers and the Subsidiaries, certificates of public officials and officers of the Borrowers and the Subsidiaries, and such other documents, as I have deemed necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing, it is my opinion that:

           1. Each Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which a failure to so qualify or be in good standing would materially and adversely affect the ownership of property of, or the business and operations conducted by, such Borrower and its subsidiaries taken as a whole, or its ability to perform any of its obligations under any of the Credit Documents.

           2. Each of the Borrowers has the corporate power and authority to execute, deliver and perform the Credit Documents to which it is a party, to borrow thereunder, and (in the case of Allen Group) to apply for the Letters of Credit. Each of the Borrowers has taken all necessary corporate action to authorize such transactions on the terms and conditions of the Credit Documents, and to authorize the execution, delivery and performance of the Credit Documents, including, without limitation, in the case of Allen Group, the Applications for the Letters of Credit. Other than such corporate approvals and consents that have been obtained, no consent or authorization of, filing with, or other act by or in respect of, any Person is required in connection with the execution, delivery, performance, validity or enforceability of any of the Credit Documents, any borrowings thereunder or the Applications for the Letters of Credit.

           3. Each Credit Document has been duly executed and delivered on behalf of each Borrower party thereto, and such Credit Documents (assuming due authorization, execution and delivery by the other parties thereto) constitute valid and binding obligations of each relevant Borrower, enforceable against each relevant Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

           4. The execution, delivery and performance of the Credit Documents by each Borrower party thereto, and the use of the proceeds of borrowings thereunder and of the credit provided by the Letters of Credit issued thereunder as provided therein, will not violate or contravene any provision of law or any judgment or decree, or any charter or bylaw provision or any material agreement, instrument or undertaking, to which either Borrower is a party or by which it or any of its Properties is bound and will not result in, or require, the creation or imposition of any Lien on any of either Borrower's Properties or revenues.

           5. No litigation, investigation or proceeding of or before any court, arbitrator or governmental authority is pending or, to the best of my knowledge, threatened by or against either Borrower or any Subsidiary or any of their respective Properties or revenues that calls into question the validity or enforceability of any of the Credit Documents or any of the transactions contemplated thereby or which could have a material adverse effect on the business, operations, property or financial condition of either Borrower and its subsidiaries taken as a whole.

           6. Neither Borrower is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         My opinions expressed above are limited to the laws of the State of Ohio, the corporate laws of the State of Delaware, and the federal laws of the United States. The Credit Documents state that they are governed by the laws of the State of Illinois. For purposes of these opinions, I have assumed, with your permission, that the laws of the States of Ohio and Illinois are the same in all relevant respects.

                                       Very truly yours,

                                   EXHIBIT D
                             COMPLIANCE CERTIFICATE

         This Compliance Certificate is furnished to Bank of Montreal as Agent pursuant to that certain Credit Agreement dated as of December 18, 1995, by and among The Allen Group Inc., MARTA Technologies, Inc., the Banks party thereto and Bank of Montreal, as Agent. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

         THE UNDERSIGNED HEREBY CERTIFIES THAT:

           1. I am the duly elected _______________________ of The Allen Group Inc.;

           2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of The Allen Group Inc. and its Subsidiaries during the accounting period covered by the attached financial statements;

           3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the period ending [INSERT FISCAL PERIOD END DATE COVERED BY CERTIFICATE], except as set forth below;

           4. The representations and warranties contained in Section 5 of the Credit Agreement are true and correct in all material respects as though made on the date of this Compliance Certificate, except as set forth below; and

           5. Schedule 1 attached hereto sets forth financial data and computations evidencing compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct. All computations are made in accordance with the terms of the Credit Agreement.

         Described below are the exceptions, if any, to paragraphs 3 and 4 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which The Allen Group Inc. has taken, is taking, or proposes to take with respect to each such condition or event:

          ------------------------------------------------------
          ------------------------------------------------------
          ------------------------------------------------------


         The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of ___________________, 19___.


                                   ___________________________________________

                      SCHEDULE 1 TO COMPLIANCE CERTIFICATE

                  Compliance Calculations for Credit Agreement
                         dated as of December 18, 1995

                      Calculation as of ___________, 19__

A.  Fixed Charge Coverage Ratio (Section 7.15)
    ------------------------------------------
      (all computations covering four fiscal quarter period ending with the fiscal quarter covered by this Certificate)

1.    (a)  Net Income                                       $_______________

      (b)  Income Tax Expense                               $_______________

      (c)  Interest Expense                                 $_______________

      (d)  Interest Income                                  $_______________

      (e)  Sum of Lines 1(a)-(c)                                                        $______________
            minus Line 1(d)

2.    (a)  Net Interest Expense (Line 1(c)
             minus Line 1(d))                               $_______________

      (b)  Dividends Paid or Accrued on
              Preferred Stock                               $_______________

      (c)  Expense for operating leases of
            real property (other than for
            MARTA Group or
           "synthetic leases")                              $_______________

      (d)  Imputed interest component of
            Capitalized Lease Obligations                   $_______________

      (e)  Imputed interest component of
            lease expense under "synthetic
            leases"                                         $_______________

      (f)  Sum of Lines 2(a), (b), (d) and (e)
           plus any positive difference
          between Line 2(c) and $4,000,000                                              $______________

3.    Ratio of Line 1(e) to Line 2(f)
      (Line 3 is required to be equal or be
      greater than 2.00 to 1.00)                                                        ________to_______

B.  Consolidated Tangible Net Worth (Section 7.16)
    ----------------------------------------------
1.    (a)  Consolidated Book Net Worth                        _______________

      (b)  Redeemable Preferred Stock                         _______________

      (c)  Intangibles                                        _______________

      (d)  Consolidated Tangible Net Worth
             (Line 1(a) minus Lines 1(b) and (c))                                       $_______________

      (Line 1(d) is required to be equal to or greater than $80,000,000)

C.  Adjusted Consolidated Net Worth (Section 7.17)
    ----------------------------------------------
1.    (a)  Consolidated Book Net Worth                        _______________

      (b)  Subordinated Debt                                  _______________
            (But not more than 25% of
             Line 1(a))

      (c)  Redeemable Preferred Stock                         _______________

      (d)  Adjusted Consolidated Net Worth
             (Line 1(a) plus Line 1(b) minus Line 1(c))                                 ______________

2.    (a)  All positive Consolidated Net Income
             for any fiscal quarter
             after September 30, 1995                         ________________

      (b)  Proceeds from issuance of
            capital stock after
            September 30, 1995                                _______________

      (c)  Amount of redemptions of
           common stock after
           September 30, 1995                                 _______________

      (d)  75% of Line 2(a), plus
            75% of Line 2(b), minus lesser
           of Line 2(c) and $50,000,000                       ________________

      (e)  Line 2(d) plus $160,000,000                                                  ______________

      (Line 1(d) is required to be equal to
      or greater than Line 2(e))

D.  Funded Debt to Cash Flow Ratios (Section 7.18)
    ----------------------------------------------
1.    (a)  Total Funded Debt (including
            Non-Recourse Debt and
            Hedging Loans)                                    $______________

      (b)  Debt of MARTA Group not supported
            by Guaranties (other than Completion
            Guaranties) from non-members of
            MARTA Group                                       $______________

      (c)  Lesser of 25% of (x) Capitalized
            Costs of MARTA Projects supported
            by Completion Guaranties from
            non-members of MARTA Group and
            (x) maximum dollar liability under
            such Completion Guaranties
           (calculated separately for each MARTA
           Project and summed)                                $_______________

      (d)  Non-Recourse Debt of MARTA
            Group                                             $______________

      (e)  Hedging Loans (but not
            exceeding $15,000,000)                            $______________

      (f)  Amount by which Line 1(c) exceeds
           recourse Debt financing MARTA Project
           (calculated separately for each
           MARTA Project and summed)                          $______________

      (g)  Line 1(a) minus Line 1(b) plus
            Line 1(c) minus Line 1(e)
             ["Non-MARTA Funded Debt"]                        $______________

      (h)  Line 1(a) minus Line 1(d) minus
            Line 1(e) plus Line 1(f)
            ["Total Funded Debt"]                             $_____________

2.    (a)  Consolidated Net Income for four
            fiscal quarter period ending with fiscal
            quarter covered by this Compliance
            Certificate                                       $_____________

      (b)  Portion of Line 2(a) derived
            from MARTA Group                                  $_____________

      (c)  Cash Dividends Received from
            MARTA Group                                       $_____________

      (d)  Portion of Line 2(b) derived from
            Non-Recourse Projects                             $_____________

      (e)  Extraordinary and "unusual or
            non-recurring" gains or losses                    $_____________

      (f)  Portion of Line 2(e) derived
            from MARTA Group                                  $_____________

      (g)  Portion of Line 2(f) derived from
            Non-Recourse Projects                             $_____________

      (h)  Depreciation Expense                               $_____________

      (i)  Portion of Line 2(h) derived
           from MARTA Group                                   $_____________

      (j)  Portion of Line 2(i) derived from
           Non-Recourse Projects                              $_____________

      (k)  Non-cash amortization expense                      $_____________

      (l)  Portion of Line 2(k) derived
            from MARTA Group                                  $_____________

      (m)  Portion of Line 2(l) derived from
             Non-Recourse Projects                            $_____________

      (n)  Sum of Lines 2(a), 2(g),
            2(h) and 2(k)                                     $_____________

      (o)  Sum of Lines 2(d), 2(e),
            2(j) and 2(m)                                     $_____________

      (p)  Line 2(n) minus Line 2(o)
            ["Total Cash Flow"]                               $_____________

      (q)  Sum of Lines 2(a), 2(c), 2(f),
            2(h) and 2(k)                                     $_____________

      (r)  Sum of Lines 2(b), 2(e),
             2(i) and 2(l)                                    $_____________

      (s)  Line 2(q) minus Line 2(r)
            ["Non-MARTA Cash Flow"]                           $_____________

      (t)  Ratio of Line 1(g) to Line 2(s)                    _______to________
                                                              (Is required to be
                                                              no greater than 5.0
                                                              to 1.0)

      (u)  Ratio of Line 1(h) to Line 2(p)                    _______to________
                                                              (Is required to be no
                                                              greater than 7.0 to
                                                              1.0)

E.    Restricted Investments and Contingent Obligations (Section 7.19)
      ----------------------------------------------------------------
1.    Restricted Investments (not in or by
      MARTA Group)                                            $_________________

2.    Contingent Obligations (not supporting
      MARTA Group obligations)                                $_________________

3.    Total of Line 1 and Line 2                              $_________________
      (Line 3 is required to be
      less than or equal to $10,000,000
      plus 35% of Adjusted Consolidated Net Worth)

F.  Investments in MARTA (Section 7.20)

1.    Investments in MARTA Group                              $_________________

2.    (a)  50% of Adjusted Consolidated Net
             Worth                                            $_________________

      (b)  $80,000,000                                        $_________________

      The lesser of a and b:                                                            $_______________

      (Line 1 is required to not exceed line 2)

G.    Subsidiary Debt (Section 7.21)

1.    Total Debt and Guaranties owed by
      Subsidiaries (except MARTA Group) to third
      parties including MARTA Group and
      including Hedging Loans                                 $_________________

2.    Hedging Loans owed by Subsidiaries                      $_________________

3.    10% of Adjusted Consolidated
      Net Worth                                               $_________________


      (Line 1 minus Line 2 is required to not exceed Line 3)

                                SCHEDULE 1.2(C)
                       SCHEDULE OF BOND LETTERS OF CREDIT

                                         Bond Letter of Credit
Bond Letter of Credit                      Face Amount as of                           Reimbursement
       Number                              December 18, 1995                             Agreement
       ------                              -----------------                             ---------
       72893                                  $4,118,357(a)                           December 18, 1995
                                                                                      (As Restated and Amended)

       72993                                  $5,147,945(b)                           December 18, 1995
                                                                                      (As Restated and Amended)

       73193                                  $3,088,767(c)                           December 18, 1995
                                             -----------                              (As Restated and Amended)
                                             $12,355,069

(a) Such Letter of Credit backs up the Industrial Revenue Bonds (The Allen Group Project) Series 1985 of the Michigan Strategic Fund.

(b) Such Letter of Credit backs up the Industrial Revenue Bonds (The Allen Group Project) Series 1985 of the County of Cuyahoga, Ohio.

(c) Such Letter of Credit backs up the Industrial Revenue Bonds (The Allen Group Project) Series 1987 of the County of Cuyahoga, Ohio.

                                  SCHEDULE 5.2
                SCHEDULE OF SUBSIDIARIES OF THE ALLEN GROUP INC.

         The following is a list of the Subsidiaries of The Allen Group Inc. (Delaware, 02-03-69), and, indented, Subsidiaries of such Subsidiaries, including in each case the state or other jurisdiction in which each Subsidiary was incorporated or organized, and indicating in each case the percentage of voting securities owned by the immediate parent.

Name of Corporation                                     State/Country of Incorporation      Date                   %
-------------------                                     ------------------------------      ----                   -
The Allen Group Canada Limited                          Ontario, Canada                     04-19-72               100
The Allen Group International, Inc.                     Delaware                            07-19-73               100
   The Allen Group GmbH                                 Germany                             09-29-70               100
The Allen Group International Sales Corp.               Barbados                            09-15-94               100
Allen Telecom Canada, Inc. (2)                          Ontario                             04-14-93                80
Allen Telecom Group, Inc.                               Delaware                            10-26-88               100
   Alven Capital Corporation (3)                        Delaware                            11-10-93               57.26
   Antenna Specialists Co., Inc.                        Delaware                            10-07-88               100
      Antespec, S.A. de C.V.                            Mexico                              11-14-88               100
   Decibel Mobilcom GmbH (1)                            Germany                             07-28-90               100
   Decibel Mobilcom Limited (1)                         England                             01-31-91               100
   Grayson Electronics Company (4)                      Virginia                            09-03-86                80
   RF Micro Devices, Inc.                               North Carolina                      02-27-92               14.7
   Orion Far East Management Inc. (1)                   Delaware                            07-16-81               100
   Orion Industries, Inc., Limited (1)                  Hong Kong                           06-01-71               100
      Orion Imports & Exports Limited                   Hong Kong                           09-07-73               100
       (1)
      Orion Industries, Inc. Japan (1)                  Japan                               09-73                  100
      Orion Industries Taiwan Limited                   Taiwan                              10-73                  100
       (1)

Allen Telecom Group (Italia) S.r.l.                     Italy                               11-14-94               100
   FOR.E.M. S.p.A. (5)                                  Italy                               10-10-72                80
   FOREM France S.a.r.l. (6)                            France                                  1993                96
   FOREM U.K. Ltd. (7)                                  U.K.                                    1988                65
   MIKOM G.m.b.H. (8)                                   Germany                             05-07-85                62
      Mitras Ltd. (9)                                   Hungary                                 1992                60
Allen Telecom Group Limited (1)                         U.K.                                05-08-72               100
MARTA Technologies, Inc.                                Delaware                            10-14-92               100
Sponmech Limited                                        U.K.                                12-22-76              33.3
Turnkey Wireless Solutions, Inc.                        Delaware                            10-31-94                10
276017 Ontario Limited (1)                              Ontario, Canada                     09-11-73               100


          (1) These Subsidiaries are not significant in the aggregate and are no longer active.

          (2) 80% of the outstanding capital stock of this subsidiary is owned by The Allen Group Inc. and the remaining 20% is owned by senior management of Allen Telecom Canada, Inc.

          (3) On a fully diluted basis, 57.26% of the outstanding capital stock is owned by ATG, 19.35% is owned by Rose Investors and 23.39% is owned by Philadelphia Ventures.

          (4) 80% of the outstanding capital stock of this Subsidiary is owned by The Allen Group Inc. and the remaining 20% is owned by senior management of Grayson Electronics Company.

          (5) 40% of the outstanding capital stock of this Subsidiary is owned by Allen Telecom Group (Italia) S.r.1., which also owns options to acquire the remaining 60%.

          (6) 96% of the outstanding capital stock of this subsidiary is owned by FOR.E.M. S.p.A. and the remaining 4% is owned by senior management of FOREM France S.a.r.1.

          (7) 65% of the outstanding capital stock of this subsidiary is owned by FOR.E.M. S.p.A. and the remaining 35% is owned by senior management of FOREM U.K. Ltd.

          (8) 62% of the outstanding capital stock of this subsidiary is owned by FOR.E.M. S.p.A. and the remaining 38% is owned by the managing director of MIKOM G.m.b.H.

          (9) 60% of the outstanding capital stock of this subsidiary is owned by MIKOM G.m.b.H. and the remaining 40% is owned by senior management of Mitras Ltd.

                                  SCHEDULE 5.7
                                SCHEDULE OF TAXES


* The Company is currently being audited by the IRS relating to the Company's U.S. Tax Returns for the years ending 1990 - 1992.

                                  SCHEDULE 5.12
                        SCHEDULE OF ENVIRONMENTAL NOTICES


1. Notice in September 1983 from U. S - Environmental Protection Agency regarding waste disposal by the former Wilson Engineering division of former Allen Automated Systems Company division of The Allen Group Inc. at Berlin & Ferro Liquid Incineration Inc., Swartz Creek, Michigan. EPA requested a $7,475 settlement; Wilson offered $750. Legal action against Wilson was threatened in December 1986. There has been no activity with respect to this matter since December 1986. This matter was being handled by Robert Kendrick of Braun, Kendrick, Finkbeiner, Schafer & Murphy in Saginaw, Michigan. Mr. Kendrick reported on February 2, 1993 that it was his understanding that all of the so-called "non-settlors" had been-sued by that date and that Wilson was considered not to have actually sent any waste oil to the Swartz Creek site, and that it therefore seemed highly unlikely, although not impossible, that a lawsuit in this matter will be commenced.

2. Notice dated August 6, 1985 from U.S. Environmental Protection Agency that the EPA considered Allen a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") with respect to alleged environmental contamination at the KL Avenue Landfill in Oshmeto Township, Michigan. Allen, along with more than 200 other PRPs, entered into a Consent Decree legal settlement of this matter with the EPA. The Consent Decree was filed in Federal District Court for the Western District of Michigan on September 17, 1992. Pursuant to the terms of the Consent Decree, Allen paid $20,933 to the KL Avenue Facility Trust in settlement of this matter. This matter was handled by James A. Rogers and Carol Clayton of Skadden, Arps, Slate, Meagher & Flom, Washington, D.C.

3. Notice dated April 22, 1986 from U.S. Environmental Protection Agency identifying the former Crown divisions of The Allen Group Inc. as one of the PRPs for the cleanup and remediation of hazardous wastes from the Liquid Disposal, Inc. Superfund Site located in Shelby Township, Michigan. On January 6, 1989, Allen entered into a Consent Decree as a de MINIMUS settling party and paid $2,800 to the United States Government. Allen's payment was consideration for a covenant of the United States not to sue or take administrative action against Allen for any and all civil liability for causes of action arising under Sections 106 and 107(a) of CERCLA and
     Section 7003 of the Resource Conservation and Recovery Act relating to the site. This matter was handled by Ralph Amiet of Buckingham, Doolittle & Burroughs in Wooster, Ohio. Any future liability arising out of or relating to this matter has been assumed by TransPro,. Inc. in connection with the spinoff distribution of TransPro common stock to The Allen Group Inc.'s stockholders.

4. Notice in April 1987 from Illinois Environmental Protection Agency that the former G&O Manufacturing Company division of The Allen Group Inc., among others, is considered to be a PRP for releases of hazardous substances at the Brockman Landfill in Peru, LaSalle County, Illinois. G&O personnel believe, but have not yet been able to document, that its waste material was sent to another landfill. A group of PRPs, including G&O, have submitted a proposed work plan to IEPA to address possible contamination at the site. This plan could cost approximately $2 million, and IEPA has also suggested a plan which could cost $6 million. G&O has not yet agreed to participate in the actual cleanup. Any cleanup work is contingent upon IEPA's obtaining secure access to the site, which IEPA has been unable to obtain from the present owner. As a result, neither IEPA nor G&O can state with any certainty whether G&O has any actual liability for the alleged release of hazardous substances, and any meaningful analysis of G&O's liability cannot be provided. G&O has continued to meet with other private parties regarding the site, although its investigation indicates that G&O's waste was never transported to the site. Because IEPA has been unable to gain access to the site from the owners, there is no current activity on this matter. The documents assembled by the generator's group do not indicate any disposal by G&O at the site, so G&O's proportionate share of any cleanup cost at this time appears to be zero. According to G&O's records of all wastes generated during the period in question, all of G&O's wastes were substantially less than 1% of wastes deposited at the site, although G&O's records indicated that none of its wastes in fact were disposed of at the site. This matter is being handled by Michael J. Quinn of D'Ancona & Pflaum in Chicago, Illinois. Any liability arising out of or relating to this matter has been assumed by TransPro, Inc. in connection with the spinoff distribution of TransPro common stock to The Allen Group Inc.'s stockholders.

5. Lawsuit in August 1983 by two landowners in Canada against the former National Rubber Company division of The Allen Group Canada Limited, a wholly owned subsidiary of The Allen Group Inc., and others for damages of Canadian $3.5 million and punitive damages of Canadian $1 million. The suit alleges that waste was illegally dumped on the plaintiff Is land by an unlicensed waste disposal company and that these acts diminished the value of their land and caused them damages. The Ontario government proposed a proceeding against Allen requiring it to clean up the property, but this claim was settled in 1984 by Allen's paying $150,000 for a 1/3 share of the then-estimated cleanup costs, and Allen counter-claimed against the plaintiffs for this amount. This case has since been settled. This case was handled by Douglas Hatch of Smith, Lyons, Torrance, Stevenson & Mayer in Toronto, Ontario, Canada.


6. In 1988, the facility of the former Wilson Machine division of the Allen Automated Systems Company division of The Allen Group Inc. located at 2119 River Street, Saginaw, Michigan was listed on the Michigan Environmental Response Act 307 Group B Priority List by the Michigan Department of Natural Resources because of an area of stained soil around the concrete footing on the facility. The Michigan Act provides a system for identifying and prioritizing contaminated sites within Michigan. The Group B listing means the site has been screened but not fully assessed. The Wilson Machine division retained Warzyn Engineering, Inc. to conduct various tests and to assist Wilson in removing the property from the State 307 List. Warzyn submitted a work plan for remediation activities in June 1990 to Michigan Department of Natural Resources. The plan was approved, and work commenced in August 1990 and was completed in May 1991. Although the contamination was remediated to target cleanup levels, it was noted during the cleanup that foundry sands had been used historically for fill material on the property. Due to the presence of the contaminated historic fill, the site remains listed on the State 307 List. However, the site name and conditions of listing were changed to reflect the current site conditions and the remediation that had been completed. The Michigan Department of Natural Resources recently published new Industrial Site Risk Assessment Cleanup Criteria. Allen is working with Warzyn and the Michigan Department of Natural Resources to determine what further remediation of the site, if any, is necessary to meet the new cleanup criteria. This matter is being handled by Troy Tayler of Fausone, Taylor & Bohn, L.L.P.

7. Order #HM-724 (the "Order") dated July 10, 1991 issued by the State of Connecticut Department of Environmental Protection, the State's compliance arm, regarding alleged violations of the Connecticut Hazardous Waste Management Regulations by the former G&O Manufacturing Company division of The Allen Group Inc. at its New Haven, Connecticut facility. The alleged violations included failure to have a contingency plan, failure to conduct hazardous waste determinations, failure to have a personnel training program and failure to have an inspection schedule and log. Allen retained Environmental Management Consultants, Inc. to prepare documents and implement and oversee the actions required by the Order. Based on correspondence between DEP and EMC during the late summer and fall of 1991, Allen believed that it had fully complied with the requirements of the Order. On December 21, 1992, the Commissioner of Environmental Protection of the State of Connecticut, the State's enforcement arm, filed a lawsuit against The Allen Group Inc. in the Superior Court, Judicial District of Hartford-New Britain at Hartford, Connecticut, seeking damages for the violations contained in the Order. This lawsuit was settled in December 1993. Pursuant to such settlement, G&O paid a civil penalty in the amount of $15,000 and conducted two audits to demonstrate G&O's compliance with the Connecticut Hazardous Waste Management Regulations. This matter was handled by Mark Zimmerman of Updike, Kelley & Spellacy, P.C. Any future liability arising out of or relating to this matter has been assumed by TransPro, Inc. in connection with the spinoff distribution of TransPro common stock to The Allen Group Inc.'s stockholders.

8. Notice dated June 11, 1992 from U.S. Environmental Protection Agency identifying the former G&O Manufacturing Company division of The Allen Group Inc. as one of the PRPs for the cleanup and remediation of hazardous wastes at the Solvents Recovery Service of New England site in Southington, Connecticut (the "Site"). G&O disposed of three 55 gallon drums of waste paint at the Site on October 31, 1984. Allen joined the SRSNE Site PRP Group (the "Group") in late November 1992. The De MINIMUS Committee of the Group negotiated actively with the EPA to set out the terms of an early DE MINIMUS settlement. In April 1994, Allen entered into a Consent Decree settlement agreement, and paid $1,624 in settlement of this claim. The contacts for the PRP Steering Committee of the Group were Rob Kirsch and Paul Wallace of Hale & Dorr in Boston, Massachusetts, and the attorney for small waste generators was Harlan Doliner of Goldstein

     & Manello in Boston, Massachusetts. Any future liability arising out of or relating to this matter has been assumed by TransPro, Inc. in connection with the spinoff distribution of TransPro common stock to The Allen Group Inc. Is stockholders.

9. Notice dated October 1, 1986, from State of Ohio Environmental Protection Agency ("OEPA") to the former Crown divisions of The Allen Group Inc. ("Crown") regarding cleanup of immediate area around the central hydraulic unit located in its Orrville, Ohio plant. This notice resulted from a PCB compliance inspection for the U.S. Environmental Protection Agency under the authority of the Toxic Substances Control Act (40 CFR, Part 761). Contamination of concrete, and soil below, resulted from Crown's use of oil later discovered to be contaminated with PCBs. Crown has conducted a cleanup of the area with OEPA supervision by removal of concrete and soil, followed by testing; there have been several such removals. Pursuant to an agreement with OEPA, Crown has been permitted to fill in and reseal the area in consideration of putting in three monitoring wells and placing a notice on the deed to the property that PCB contamination is on the property. This matter is belong handled by Ralph Amiet of Buckingham, Doolittle & Burroughs in Wooster, Ohio. Any future liability arising out of or relating to this matter has been assumed by TransPro, Inc. in connection with the spinoff distribution of TransPro common stock to The Allen Group Inc.'s stockholders.

10. The Allen Electric and Equipment Company, the predecessor to The Allen Group Inc., has been joined as a third party defendant in companion actions filed in the United States District Court for the Western District of Michigan, Southern Division, Civ. No. 1:92CV713; Civ. No. 4:94CV139 on September 24, 1993. These cases were filed by the third party plaintiffs who are themselves defendants in an action under the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Section 9613(f) and the Michigan Contribution Among Joint Tortfeasors Act, Mich. Comp. Laws Ann. Sections 600.2925(a) et seq. The third party plaintiffs seek recovery pursuant to those statutes for costs of alleged environmental contamination related to the so-called Verona Well Field site in Battle Creek, Michigan. The third party plaintiffs seek contribution for an equitable share of any and all response costs which they may be ordered to pay in the underlying litigation and any future costs related to the so-called Raymond Road site. The Company has been participating in this litigation pursuant to provisions of the Acquisition Agreement between Allen and SPX Corporation dated March, 29, 1993 and certain provisions thereof' concerning indemnification. Allen has joined the DE MINIMIS PRP group in this matter. In January 1995, Allen entered into a Consent Decree settlement agreement with the State of Michigan, and paid $1,444 in settlement of the State's claim. Allen expects to settle the remaining claims against it in this matter in the near future for approximately $75,000. This matter is being handled by James Friedman of Benesch, Friedlander, Coplan & Aronoff, Cleveland, Ohio.

11. In connection with the sale of its former facility located at, 4150 North Knox Avenue, Chicago, Illinois to Sang Hun Lee on November 10, 1993, The Allen Group Inc. filed an Environmental Disclosure Document for transfer of Real Property with the Illinois Environmental Protection Agency. This filing was required upon the sale of the facility because the site contained an underground storage tank which had been filled in place in 1990 in compliance with state and federal environmental laws. This matter was handled by Mary K. Krigbaum of Rudnick & Wolfe of Chicago, Illinois. Any future liability arising out of or relating to this matter has been assumed by TransPro, Inc. in connection with the spinoff distribution of TransPro common stock to The Allen Group Inc's stockholders.

12. Notification of groundwater sampling results in ongoing environmental investigation at 1859 Sabre Street in Hayward, California dated February 16, 1990, provided to the California Regional Water Quality Control Board pertaining to a building the former G&O Manufacturing Company division of The Allen Group Inc. vacated in January 1989, as lessee. This matter relates to soil contamination, which was remediated, and perched - groundwater which contained certain elevated readings. This matter is being handled by Jerome Bleiweis of Torrance, California. Any future liability arising out of or relating to this matter has been assumed by TransPro, Inc. in connection with the spinoff distribution of TransPro common stock to The Allen Group Inc's stockholders.

                                  SCHEDULE 5.15
                     SCHEDULE OF OUTSTANDING LONG TERM DEBT


1. Letter of Credit in the amount of $4,118,357 entered into with Dresdner Bank AG backing up Industrial Revenue Bonds (The Allen Group Project) Series 1985 of the Michigan Strategic Fund.

2. Letter of Credit in the amount of $5,147,945 entered into with Dresdner Bank AG backing up Industrial Revenue Bonds (The Allen Group Project) Series 1985 of the County of Cuyahoga, Ohio.

3. Letter of Credit in the amount of $3,088,767 entered into with Dresdner Bank AG backing up Industrial Revenue Bonds (The Allen Group Project) Series 1987 of the County of Cuyahoga, Ohio.

4. Note Agreement dated February 16, 1993, for the $15,000,000 8.13% Guaranteed Series B Senior Notes due February 16, 2003 between The Allen Group Inc. and The Variable Annuity Life Insurance Company.

5. Allen guarantee in the amount of $1,000,000 in favor of the Florida Department of Transportation supporting the performance bond for MARTA's Jacksonville Program to the State of Florida.

6. Allen guarantee in the amount of $4,899,500 in favor of the State of Maryland supporting the $4,899,500 performance bond for MARTA's Maryland Program.

7. Allen guarantee in the amount of $1,250,000 in favor of the Texas Air Control supporting the $1,250,000 performance bond for MARTA's Texas Program.

8. Letter of Credit in the amount of $8,236,712 entered into with Dresdner Bank AG backing up Industrial Development Revenue Bonds (The Allen Group Project) Series 1985 of the City of Wooster, Ohio.

9. FOREM S.P.A. long term credit agreement with Industry Ministry of Italy for research and development needs. Interest rate fixed at 7.3%. Outstanding balance at 9/30/95 was Lira 292 million, due 1/1/98.

10. FOREM S. P.A. long term credit agreement with Industry. Ministry of Italy for research and development needs. Interest rate fixed at 4.5%. Outstanding balance at 9/30/95 was Lira 1,421 million, due 7/1/00.

11. FOREM S.P.A. long term credit agreement with Industry Ministry of Italy for research and development needs. Interest rate fixed at 11.28%. Outstanding balance at 9/30/95 was Lira 597 million, due 1/16/00.

12. FOREM S.P.A. long term credit agreement with Industry Ministry of Italy for research and development needs . Variable interest rate currently at 2.115%. Outstanding balance at 9/30/95 was Lira 1, 144 million, due 3/18/07.

13. FOREM S.P.A. long term credit agreement with Industry Ministry of Italy for research and development needs. Variable interest rate currently at 2.3175%. Outstanding balance at 9/30/95 was Lira 881 million.

14. FOREM S.P.A. long term credit with Interbanca secured by a first mortgage on building. Variable interest rate currently at 7.8%. Outstanding balance at 9/30/95 was Lira 2,067 million, due 7/26/00.

15. FOREM S.P.A. long term credit agreement with Industry Ministry of Italy for research and development needs. Fixed interest rate at 7.7%. Outstanding balance at-9/30/95 was Lira 546 million, due 2/25/98.

16. Mikom GmbH long term credit agreement with Deutsche Bank. Outstanding balance at 9/30/95 was DM 501,389.

17. Mikom GmbH long term credit agreement with Deutsche Bank. Outstanding balance at 9/30/95 was DM 893,200.

18. Mikom GmbH long term credit agreement with Bayerische Vereinsbank AG. Outstanding balance at 9/30/95 was DM 411,000.

19. Mikom GmbH long term credit agreement with Dresdner Bank AG. Outstanding balance at 9/30/95 was DM 414,000.

20. MARTA performance bond in the amount of $700,000 in favor of the Ohio Environmental Protection Agency for MARTA's Ohio I/M 240 Program.

21. MARTA performance bond in the amount $300,000 in favor of Ohio Environmental Development Limited Partnership for MARTA's Ohio I/M 240 Program.

22. MARTA performance bond in the amount of $134,750 in favor of Prince George County, Maryland for MARTA's Maryland Program.

23. Allen guaranty in the amount of DM 50,000 (est. US $ 35,000) in favor of Lease Plan in Germany resulting from the sale of lease receivables from Allen GmBH to Lease Plan.

24. Letter of Credit in the amount of $1,332,000 in favor of Travelers Indemnity Company covering Allen Group's reserves for casualty insurance.

25. Letter of Credit in the amount of $300,000 in favor of The Zurich Insurance Company (U.S. Branch) covering Allen Group's reserves for casualty insurance.

26. Letter of Credit in the amount of $350,000 in favor of the Home Insurance Company covering Allen Group's reserves for casualty insurance.

27. Allen Group guaranty in the amount of $4,000,000 in favor of Bayersiche Vereinsbank, Milan, Italy branch resulting from the purchase agreement between Allen Group and FOREM Sp.A. This guaranty covers the incremental amounts to FOREM based on the performance of FOREM.

28. MARTA capitalized lease with an aggregate principal amount of $219,560 at September 30, 1995.

                                  SCHEDULE 7.9

                          SCHEDULE OF OUTSTANDING LIENS

Liens securing the following Indebtedness:

1. Industrial Development Revenue Bonds (The Allen Group Inc. Project) Series 1985 of the Michigan Strategic Fund and associated instruments, in the initial aggregate principal amount of $4,000,000.

2. Floating Rate Demand Industrial Development Revenue Bonds (The Allen Group Inc. Project) Series 1985 of the County of Cuyahoga, Ohio and associated instruments, in the initial aggregate principal amount of $5,000,000.

3. Floating Rate Demand Industrial Development Revenue Bonds (The Allen Group Inc. Project) Series 1987 of the County of Cuyahoga, Ohio and associated instruments, in the initial aggregate principal amount of $3,000,000.

4. Long term note secured by a mortgage on plant and equipment of FOREM in favor of InterBanca. Total Lira 5,167,948,550 or $3,236,058 using an f/x rate of 1,597.

5.   Reimbursement Agreements described in Section 1.2(c).

6. Long term note in the initial amount of DM 1,340,000 secured by a mortgage on the Mikom building in favor of Deutsche Bank. Mortgage deed dated April 4, 1989.

                                  SCHEDULE 7.19

                       SCHEDULE OF RESTRICTED INVESTMENTS
                           AND CONTINGENT OBLIGATIONS



Restricted Investments
----------------------
      * National Rubber                                4,344,000

      * RF Micro Devices                               3,201,359
                                                       ---------
      TOTAL RESTRICTED INVESTMENTS                     7,545,359


Contingent obligations
----------------------

      *  The Company is self-insured for health care,
         worker's compensation, general liability and
         product liability up to predetermined amounts
         above which third party insurance applies.
         The Company is contingently liable to insurance
         carriers under its worker's compensation and
         liability policies for amounts in excess of
         reserves established by the Company.                         N/A



      *  In connection with the sale of National Rubber, the
         Company remains as guarantor under certain
         long-term leases. Such leases have been assigned to
         the purchasing company.                                 738, 400



      *  Various environmental related liabilities as
         described in schedule 5.12.                                  N/A



      *  The Company has assigned to TransPro, Inc. the
         Floating Rate Monthly Demand Industrial Development
         Revenue Bonds (The Allen Group Inc. Project - 1983
         Series) of the Connecticut Development Authority
         and associated instruments, in the initial
         aggregate amount of $5 million.                        5,000,000